As filed with the Securities and Exchange Commission on August 22, 1996

                                             Registration No. 333-05289
                                                              333-05289-01


                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                               ____________________

                                 AMENDMENT NO. 2

                                        To
                                     FORM S-3
                              REGISTRATION STATEMENT
                                      Under
                            THE SECURITIES ACT OF 1933
                               ____________________

SOUTHWESTERN PUBLIC SERVICE CAPITAL I   SOUTHWESTERN PUBLIC SERVICE COMPANY
(Exact name of Registrant as            (Exact name of Registrant as
specified in the Trust Agreement)       specified in its charter)

           Delaware                             New Mexico
     (State or other jurisdiction of incorporation or organization)

          75-6494522                            75-0575400
                     (I.R.S. Employer Identification Number)

                                  Tyler at Sixth
                              Amarillo, Texas  79101
                                  (806) 378-2121

               (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                  Bill D. Helton
                              Chairman of the Board
                            and Chief Executive Officer
                                  Tyler at Sixth
                              Amarillo, Texas  79101
                                  (806) 378-2121

                (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to:

                                 Gary W. Wolf, Esq.
                             Cahill Gordon & Reindel
                                    80 Pine Street
                            New York, New York  10005
                               ____________________

   Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
                               ____________________

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                   ____
                                  /___/

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                   ____
                                  /_X_/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                    ____
                                   /___/

            If the Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                    ____
                                   /___/

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                    ____
                                   /___/




                               ____________________

                         CALCULATION OF REGISTRATION FEE

                                    :  Proposed         :
                                    :  maximum          :
   Title of each                    :  aggregate        : Amount of
class of securities                 :  offering         : registration
 to be registered                   :  price            : fee
                                    :                   :
Southwestern Public Service         :                   :
Capital I Preferred Securities      :  (1)(2)           :    N/A
                                    :                   :
Southwestern Public Service         :                   :
Company Surety Obligations with     :                   :
respect to Preferred Securities     :  (1)(2)           :     N/A

Southwestern Public Service         :                   :
Company Deferrable Interest         :                   :
Subordinated Debentures             :  (1)(2)           :     N/A


      Total                             $100,000,000        $34,482.76(3)


(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $100,000,000.

(2) Subject to Footnote (1), there are being registered hereunder a presently indeterminate number of Preferred Securities of Southwestern Public Service Capital I, together with related Surety Obligations and Deferrable Interest Subordinated Debentures of Southwestern Public Service Company for which no separate consideration will be received by any of the Registrants. The Surety Obligations with respect to the Preferred Securities are comprised of the following instruments: the Guarantee, the Deferrable Interest Subordinated Debentures, the Trust Agreement, the Indenture and the Expense Agreement, all as described in the Registration Statement.

(3) Pursuant to Rule 457(o), the registration fee is calculated on the basis of the proposed maximum offering price of the securities.
                               ____________________

            The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registra-tion statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Neither this prospectus supplement nor the prospectus to which it relates shall constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualifica-tion under the securities laws of any such State.

                   SUBJECT TO COMPLETION DATED AUGUST 22, 1996

                        PRELIMINARY PROSPECTUS SUPPLEMENT
                 TO PRELIMINARY PROSPECTUS DATED AUGUST 22, 1996

                          4,000,000 Preferred Securities

                      Southwestern Public Service Capital I
                     __% Trust Preferred Securities, Series A
                 (Liquidation Amount $25 per Preferred Security)

                     Fully and unconditionally guaranteed by

                       SOUTHWESTERN PUBLIC SERVICE COMPANY
                                ------------------

      The ___% Trust Preferred Securities, Series A (the "Preferred Securities") offered hereby represent undivided preferred beneficial interests in South-western Public Service Capital I, a trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). The preferred interests represented by the Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Common Securities (as defined) issued by the Issuer. See "Description of Preferred Securities -- Subordination of Common Securities" in the accompanying Prospectus.

      Southwestern Public Service Company, a New Mexico corporation (the "Com-pany"), will be the owner of the trust interests represented by the common securities (the "Common Securities") issued by the Issuer. The Issuer exists for the sole purpose of issuing its trust interests and investing the
proceeds thereof in the    % Deferrable Interest Subordinated Debentures,
Series A, Due      (the "Junior Subordinated Debentures") issued by the
Company.

      Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quar-
terly in arrears on         ,        ,              and             of each
year, commencing          , 199 , at the rate of   % per annum.  The Company
has the right to defer interest payments on the Junior Subordinated
Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, distributions, as well as interest thereon to the extent permitted by law, will continue to accrue, and holders of Preferred Securities will be required to accrue interest income for United States Federal income tax purposes. See "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment
Period" and "United States Taxation -- Potential Extension of Interest
Payment Period and Original Issue Discount."


      As more fully described herein, the Company will enter into several contractual arrangements (the "Surety Obligations") for the purpose of fully and unconditionally guaranteeing the payment of distributions on, payments on any redemption of, and any liquidation distribution with respect to the Preferred Securities. These Surety Obligations are comprised of: (i) the guarantee by the Company (the "Guarantee") for the benefit of holders of Preferred Securities; (ii) the trust agreement pursuant to which the Trust was formed (the "Trust Agreement"); (iii) an expenses and liabilities agreement (the "Expense Agreement") provided for in the Trust Agreement pursuant to which the Company will agree to pay all of the Trust indebtedness, expenses or liabilities (other than obligations of the Trust to pay to holders of the Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities); and (iv) the Junior Subordinated Debentures and the indenture (the "Indenture") pursuant to which they will be issued.

      The Guarantee is limited to a guarantee, on a subordinated basis, to the holders of Preferred Securities, of the payment of distributions, out of moneys held by the Issuer, and payments upon liquidation of the Issuer or the re-demption of Preferred Securities, as set forth below. See "Certain Terms of the Guarantee." If the Company fails to make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay distributions on the Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Issuer under the Junior Subordinated Debentures held by the Issuer. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company except trade credit and any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms ("Senior Indebtedness"). Wilmington
Trust Company is the Property Trustee of the Issuer and the Guarantee Trustee of the Company.

      The Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in whole or in part. See "Description of Preferred Securi-
ties -- Redemption" in the accompanying Prospectus.  The Company will have
the option at any time on or after        ,     , to redeem, in whole or in
part, the Junior Subordinated Debentures, and will also have the right at any time, upon occurrence of a Special Event (as defined herein), to redeem, in whole but not in part, the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Optional Redemption" in the accompanying Prospectus.

      The Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Company. As of May 31, 1996, the Com-pany had approximately $771 million principal amount of Senior Indebtedness out-standing. The terms of the Junior Subordinated Debentures do not limit the Company's ability to incur additional Senior Indebtedness. See "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

      In the event of the liquidation of the Issuer, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $25 (the "Liquidation Amount") plus accrued and unpaid distribu-tions thereon to the date of payment and interest thereon to the extent permitted by law, subject to certain limitations. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution" in the accompanying Prospectus.


      Application has been made to have the Preferred Securities approved for listing on the New York Stock Exchange.


      The Preferred Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate. See "Description of Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

                               ____________________


      SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT ON THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

                               ____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTA-
                     TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ____________________

_______________________________________________________________
                                 Initial
                                 Public      Under-            Proceeds to
                                 Offering    writing           the
                                 Price       Commission(1)     Issuer(2)(3)

Per Preferred Security          $25.00          (2)         $
Total                           $100,000,000      (2)        $
______________________________________________________________

_______________

(1) The Issuer and the Company have agreed to indemnify the several Under-writers (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation for their arranging the investment
     therein of such proceeds, $       per Preferred Security (or $
     in the aggregate); or, in the case of certain institutions, $        per
     Preferred Security. Accordingly, the maximum aggregate amount of underwriting commission will be $___, but the actual amount of underwriting commission will be less than such amount to the extent that Preferred Securities are sold to such institutions.
(3)  Expenses of the offering, which are payable by the Company, are
     estimated to be $      .

                               ____________________

      The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in
book-entry form through the facilities of DTC on or about          , 199_.
                               ____________________

            The date of this Prospectus Supplement is          , 199_.
                              ______________________

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

      The following summary information is qualified in its entirety by the detailed information and financial statements incorporated herein by reference.

                                 The Offering

Securities Offered........................       % Trust Preferred Securities,
                                              Series A

Distribution Payment Dates................            ,        ,           and
                                                         , commencing
                                                          , 199 , subject to
                                              deferral as described herein

Redemption................................    At the option of the Company at
                                              $25 per Preferred Security, in
                                              whole or in part, on or after
                                                       , or, in whole, but not
                                              in part, upon the occurrence of a
                                              Special Event (as defined
                                              herein).

Use of Proceeds...........................    Proceeds from this offering will
                                              be used by the Company for the
                                              repayment of short-term debt and
                                              for general corporate purposes.

                     SOUTHWESTERN PUBLIC SERVICE CAPITAL I

General

            Southwestern Public Service Capital I is a statutory business trust formed under the Delaware Business Trust Act pursu-ant to (i) a Trust Agreement executed by David M. Wilks, President and Chief Operating Officer of the Company, as depositor of the Issuer, and the Property Trustee and (ii) the filing of a Certifi-cate of Trust with the Delaware Secretary of State on June 5, 1996. Such Trust Agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") sub-stantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Issuer exists for the exclusive purposes of
(i) issuing the Preferred Securities and the Common Securities representing trust interests in the Issuer, (ii) purchasing the Junior Subordinated Debentures with the Common Securities and the proceeds from the sale of the Preferred Securities and (iii) engaging only in those other activities necessary or incidental thereto. All of the Common Securities will be owned by the Com-pany. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subor-dinate and junior to the rights of the holders of the Preferred Securities. The Company will acquire Common Securities having an aggregate Liquidation Amount equal to 3% of the total capital of
the Issuer.  The Issuer will terminate on             , _____
unless earlier terminated as provided in the Trust Agreement. The Issuer's business and affairs will be conducted by the Property Trustee and the Administrative Trustees. The holder of the Common Securities, or if an Event of Default has occurred and is continu-ing, the holders of at least a majority in the aggregate Liquida-tion Amount of the then outstanding Preferred Securities, will be entitled to appoint, remove or replace the Trustees (as defined herein) of the Issuer.

            The duties and obligations of the Trustees shall be gov-erned by the Trust Agreement. David M. Wilks, Robert D. Dickerson and James D. Steinhilper, all employees of the Company, will be appointed as Administrative Trustees pursuant to the terms of the Trust Agreement. Under the Trust Agreement, the Administrative Trustees will have certain duties and powers including, but not limited to, the delivery of certain notices to the holders of the Preferred Securities, the appointment of the Paying Agent (as defined in the accompanying Prospectus) and the Registrar (as defined in the accompanying Prospectus) and the registering of transfers of the Preferred Securities. Under the Trust Agreement, Wilmington Trust Company, as the Property Trustee, will have cer-tain duties and powers including, but not limited to, holding legal title to the Junior Subordinated Debentures on behalf of the Trust, the collection of payments in respect of the Junior Subor-dinated Debentures, maintenance of the Payment Account (as defined in the Trust Agreement), the sending of default notices with respect to the Preferred Securities and the distribution of the assets of the Trust in the event of a winding up of the Trust.
See "Description of Preferred Securities" in the accompanying
Prospectus.

            The Company has agreed to pay all fees and expenses related to the Issuer and the offering of the Preferred Securities pursuant to the Expense Agreement.

Accounting Treatment

            The Trust is a special purpose entity which is effec-tively controlled by the Company. The financial position, operat-ing results and cash flows of this special purpose entity will be consolidated with the Company. The Junior Subordinated Debentures issued by the Company to the Trust and all other intercompany transactions will be eliminated in consolidation. The Preferred Securities issued by the Trust will be reflected as a separate line item titled "Company-Obligated Mandatorily Redeemable Pre-ferred Securities of Subsidiary Trust holding solely Subordinated Debt Securities" in the Company's Consolidated Statement of Capi-talization. In addition, the Company will include, in a footnote to its financial statements, disclosure that the sole asset of the Trust is Junior Subordinated Debentures, stating the principal amount, interest rate and maturity date of such Junior Subordi-nated Debentures and include, in an audited footnote to the finan-cial statements, disclosure that (a) the Trust is wholly owned,
(b) the sole asset of the Trust is Junior Subordinated Debentures, stating the principal amount, the interest rate and maturity date of such Subordinated Debentures and (c) considered together, the Surety Obligations constitute a full and unconditional guarantee by the Company of the Trust's obligations under the Preferred Securities.


                              RECENT DEVELOPMENTS

            On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Pro-posed Legislation") if such debt obligations have a maximum term of in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. In addition, the Proposed Legislation would deny issuers an interest deduction on any debt instrument with a weighted average maturity of more than 40 years. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indi-cating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legis-lation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures.

            If the tax law changed, as a result of the Proposed Leg-islation or otherwise, so that in the Company's judgment it would be precluded from deducting interest on the Junior Subordinated Debentures, the Company could, subject to receiving an Opinion of Counsel to the effect that a relevant tax law change (as described in the accompanying Prospectus) had occurred, redeem the Junior Subordinated Debentures in whole, thereby causing a mandatory redemption of the Preferred Securities in whole at a price of $25 per Preferred Security, plus accrued but unpaid distributions.
The Company presently anticipates that, as permitted by the terms of the Junior Subordinated Debentures and subject to market and other conditions, it would cause such redemption of the Preferred Securities if the tax law changed, as a result of the Proposed Legislation or otherwise, in a manner that would not permit the interest deduction. The Company also has the option, subject to receiving an Opinion of Counsel, of distributing Junior Subordi-nated Debentures or the option of leaving the Preferred Securities outstanding should such a tax law change occur as described under "Certain Terms of the Preferred Securities -- Special Event Redemption or Distribution."


                                USE OF PROCEEDS

            The Issuer will use the proceeds from this offering of $100,000,000 million, together with the Common Securities, to pur-chase the Junior Subordinated Debentures. The Company will use the cash proceeds from the sale of the Junior Subordinated

Debentures, net of the Underwriters' compensation and the other expenses of this offering, for the repayment of short-term debt and for general corporate purposes. As of ____________, 1996, approximately $_______ of such short-term indebtedness was out-standing and it had a weighted average interest rate of approxi-mately _____% per annum and maturities within __________ of its date of issuance.


                   CERTAIN TERMS OF THE PREFERRED SECURITIES

General

            The following summary description of certain terms and provisions of the Preferred Securities sets forth certain portions of the description of the terms and provisions of the Preferred Securities included in the accompanying Prospectus under the head-ing "Description of Preferred Securities," to which description reference is hereby made. This summary of certain terms and pro-visions of the Preferred Securities does not purport to be com-plete and is subject to, and qualified in its entirety by refer-ence to, the Trust Agreement. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. See "Description of Preferred Securities" in the accompany-ing Prospectus.

Distributions

            The Preferred Securities represent undivided preferred beneficial interests in the assets of the Issuer, and the distri-butions on each Preferred Security are payable at the rate set forth on the cover page of this Prospectus Supplement, payable, except in the event of an extension, quarterly in arrears on
        ,        ,              and             of each year, com-
mencing ____________. Distributions in arrears after the payment date therefor will accumulate additional distributions thereon (to the extent permitted by law) compounded quarterly at the rate per annum set forth on the cover page of this Prospectus Supplement. The term "distributions" as used herein shall include any such additional distributions to the extent permitted by law. Distri-butions will accrue from the date of original issuance of the Pre-ferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly period, shall be computed on the basis of the actual number of days elapsed in such period.

            So long as an Event of Default under the Indenture has not occurred and is continuing, the Company has the right at any time and from time to time to extend the interest payment period on the Junior Subordinated Debentures for not more than 20 con-secutive quarters, provided that any such Extension Period shall not extend beyond the maturity date or redemption date of the Jun-ior Subordinated Debentures. During any Extension Period quar-terly distributions on the Preferred Securities would be deferred by the Issuer, would continue to accrue, and holders of Preferred Securities would be required to accrue interest income for United States Federal income tax purposes. See "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Pay-ment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount." In the event that the Company exercises this right, during such period it may not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of the Company or other securities ranking junior in right of payment to the Jun-ior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company rank-ing pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordi-nated Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other secu-rities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant effectively requires that an interest payment on the Junior Subordinated Debentures may be extended only if the interest periods on all other series of Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any such extended interest payment period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity or redemption date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the above requirements. See "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."


            The Company has no current intention of exercising its right to defer payments of distributions on the Preferred Securi-ties by extending the interest payment period on the Junior Subor-dinated Debentures.

Redemption

            Upon the payment of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such payment will be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Common Securities and the Preferred Securities, upon not less than 30 nor more than 90 days' notice, at a redemption price equal to the aggregate Liquidation Amount plus accumulated and unpaid dis-tributions, plus additional distributions thereon to the extent permitted by law, to the redemption date. See "Certain Terms of Junior Subordinated Debentures -- Redemption."

            The Company has the right to redeem the Junior Subordi-nated Debentures (a) on or after _____________, _____, in whole or in part, or (b) at any time, in whole but not in part, upon the occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event"), subject to the conditions described under "-- Special Event Redemption or Distribution," below.

Special Event Redemption or Distribution

            If a Special Event shall occur and be continuing with respect to the Issuer or the Preferred Securities, the Company has the right to (i) redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part) at the redemption price within 90 days following the occurrence of such Special Event, or (ii) terminate the Issuer and cause the Junior Subordinated Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for Untied States Federal income tax purposes as a result of such distribution, to the holders of the Preferred

Securities in liquidation of the Issuer. If at any time the Issuer is not or will not be taxed as a grantor trust, but a Tax Event has not occurred, the Company has the right to terminate the Issuer and cause the Junior Subordinated Debentures to be distrib-uted, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States Fed-eral income tax purposes as a result of such distribution, to the holders of the Preferred Securities in liquidation of the Issuer. Under current United States Federal income tax law and interpreta-tions, if the Issuer is treated as a grantor trust at the time of the distribution, such a distribution should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the termination could be a tax-able event to holders of the Preferred Securities. See "United States Taxation -- Receipt of Junior Subordinated Debentures Upon Liquidation of the Issuer." If the Company does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding.

            "Tax Event" means the receipt by the Issuer or the Com-pany, as the case may be, of an Opinion of Counsel (which may be counsel to the Issuer, the Company or an affiliate, and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that a relevant tax law change has occurred after ___________, 1996. For purposes of the preceding sentence a relevant tax law change is any amendment or change to (or officially proposed amendment or change to) the laws (includ-ing regulations thereunder) of the United States or any political subdivision or taxing authority thereof, or the publication of any judicial opinion interpreting such laws (and regulations) or any written interpretation of such laws (or regulations) by any gov-ernmental authority having jurisdiction to enforce or administer such laws (or regulations) (including official and unofficial opinions purporting to apply such laws and regulations to other persons who have issued securities similar to the Junior Subordi-nated Debentures), which amendment, change, proposed amendment or change, opinion or interpretation could, if valid and enacted or applied to the Issuer or the Company, result in (i) the Issuer, either currently or within 90 days of the date thereof, becoming subject to United States Federal income tax with respect to inter-est received on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures attributable to the Preferred Securities, either currently or within 90 days of the date thereof, becoming nondeductible for United States Federal income tax purposes or (iii) the Issuer, either currently or within 90 days of the date thereof, becoming subject to more than a de minimis amount of other taxes, duties or other governmental charges.

            "Investment Company Event" means the occurrence of a change in law or regulation or a change in the interpretation or application of any law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be consid-ered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective after ______________, 1996.

            "Like Amount" means (i) with respect to a redemption of the Preferred Securities and the Common Securities (together, the "Trust Securities"), Trust Securities having an aggregate Liquida-tion Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the redemption price of such Trust Securities and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a termination or liquidation of the Issuer upon the bankruptcy, dissolution or liquidation of a holder of Common Securities, the occurrence of a Special Event or in the event that the Issuer is not or will not be taxed as a grantor trust but a Tax Event has not occurred, Junior Subordi-nated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Securities in exchange for which such Junior Subordinated Debentures are distributed.

Rights Under the Guarantee and the Junior Subordinated Debentures

            The Guarantee will be a full guarantee with respect to the Preferred Securities from the time of issuance of the Pre-ferred Securities, but will not apply to any payments of distribu-tions or other amounts due to the extent the Issuer does not have sufficient available funds to pay such distributions or other amounts due (which would occur in the event that the Company has failed to make a payment of principal or interest on the Junior Subordinated Debentures). There are no preconditions to a holder of Preferred Securities instituting a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee. If the Guarantee Trustee fails to enforce the Guaran-tee, any holder of Preferred Securities may institute a legal pro-ceeding directly against the Company to enforce such holder's rights under the Guarantee without first instituting a legal pro-ceeding against the Issuer, the Guarantee Trustee or any other person or entity. To the extent the Company was to default on its obligation to pay amounts payable on the Junior Subordinated Debentures, the Issuer would lack sufficient available funds for the payment of distributions on or amounts payable on redemption of the Trust Securities and, in such event, holders of the Pre-ferred Securities would not be able to rely on the Guarantee for payment of such amounts. Instead, the remedy of a holder of Pre-ferred Securities would be to enforce the rights of the Issuer under the Junior Subordinated Debentures held by such Issuer. The above mechanisms and obligations relating to the Guarantee and the Junior Subordinated Debentures and the obligations of the Company under the other Surety Obligations, taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Certain Terms of the Guarantee" and "Certain Terms of the Junior Subordinated Debentures."


                        CERTAIN TERMS OF THE GUARANTEE

General

            The following summary description of the Guarantee sets forth certain portions of the description of the terms and provi-sions of the Guarantee included in the accompanying Prospectus under the heading, "Description of Guarantee," to which descrip-tion reference is hereby made. This summary of certain terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Guarantee. The form of Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.

            The Company will fully guarantee, on a subordinated basis, the obligations of the Issuer with respect to the Preferred Securities; provided that the Guarantee will not apply to any pay-ment of distributions if and to the extent that the Issuer does not have funds sufficient to make such payments. If the Company does not make interest payments on the Junior Subordinated Deben-tures held by the Issuer, it is expected that the Issuer will not pay distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company (except trade credit and any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms). See "Description of the Guarantee -- Status of the Guarantee" in the accompanying Prospectus.

Events of Default

            An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obliga-tions thereunder.

            If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceed-ing directly against the Company to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. The Guarantee is a guarantee of payment, not of collection.

Termination of the Guarantee

            The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Pre-ferred Securities, the distribution of Junior Subordinated Deben-tures to holders of Preferred Securities in exchange for all of the Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Issuer.


              CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

General

            The following summary description of the Junior Subordi-nated Debentures sets forth certain portions of the description of the terms and provisions of the Junior Subordinated Debentures included in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures," to which descrip-tion reference is hereby made. This summary of certain terms and provisions of the Junior Subordinated Debentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the Supplemental Indenture. The forms of Indenture and Supplemental Indenture have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.

            Concurrently with the issuance of the Preferred Securi-ties, the Issuer will invest the proceeds thereof, together with the Common Securities, in the Junior Subordinated Debentures
issued by the Company to the Issuer.  The Junior Subordinated
Debentures will bear interest at the annual rate of   %, payable
quarterly in arrears, except in the event of an extension, on
          ,           ,             , and               of each
year, commencing _______. Interest which is accrued and unpaid after the quarterly payment date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at
the rate per annum of   %, compounded quarterly.  The term "Inter-
est" as used herein shall include quarterly interest payments, interest on quarterly interest payments in arrears and Additional Interest (as defined below), as applicable.

            The Junior Subordinated Debentures will be issued under the Indenture and the Supplemental Indenture. The Junior Subordi-
nated Debentures will mature on             , 20  .  The Junior
Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures
- -- Subordination" in the accompanying Prospectus.

Option to Extend Interest Payment Period

            The Company has the right at any time and from time to time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for the Junior Subordinated Debentures for up to 20 consecutive quarters; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of the Junior Sub-ordinated Debentures. At the end of the Extension Period, the Company is obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by law). During any Extension Period, the Company will not declare or pay any dividends or distributions (other than dividends or distribu-tions payable in capital stock of the Company or other securities, including other indebtedness, such as notes or debentures, ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subor-dinated Debentures, or make any guarantee payment (other than pro rata payments under the Guarantee and other than payments upon redemptions of capital stock pursuant to any mandatory or optional sinking fund provisions) or repurchase, or cause any of its sub-sidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordi-nated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Deben-tures with securities (or the proceeds from the issuance of secu-rities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the fore-going or which are to be repurchased. This covenant requires that an interest payment on the Junior Subordinated Debentures may be extended only if the interest payments on all other series of

Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or redemption date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period subject to the above requirements.

            So long as the Property Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company is required to give the Property Trustee and the Debenture Trustee notice of its selection of such Extension Period at least one Business Day prior to the date the Property Trustee or the Company is required to give notice to any national securities exchange on which any of the Preferred Securities are listed or to other applicable self-regulatory organization or to holders of the Preferred Secu-rities on the record date, but in any event not less than one Business Day prior to such record date. The Debenture Trustee will be required to give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities and the Administrative Trustees.

Redemption

            The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) at any time on or after the date set forth on the cover page of this Prospectus Sup-plement, in whole or in part, and (ii) if a Special Event occurs and is continuing, in whole, but not in part, in each case at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the redemption date. The Junior Subordi-nated Debentures will be subject to optional redemption in whole, but not in part, upon the termination and liquidation of the Issuer pursuant to an order for the dissolution, termination or liquidation of the Issuer entered by a court of competent juris-diction. For so long as the Trust is the holder of all Junior Subordinated Debentures outstanding, the proceeds of any redemp-tion described in this section shall be used by the Issuer to redeem the Preferred Securities and the Series A Common Securities in accordance with their terms.

            The Company shall not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest (includ-ing any Additional Interest) has been paid in full on all Junior Subordinated Debentures outstanding for all quarterly interest periods on or prior to the Redemption Date.

                            UNITED STATES TAXATION

General

            The following is a summary of certain United States Fed-eral income tax considerations that may be relevant to prospective purchasers of Preferred Securities and represents the opinion of Cahill Gordon & Reindel, counsel to the Company, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to investors to vary substantially from the con-sequences described below. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets and not with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Preferred Securities as a hedge against or which are hedged against currency risks or as a part of a straddle, or persons whose functional cur-rency is not the United States dollar.

            POTENTIAL INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

            While the Company believes, based upon the advice of its counsel, that the Junior Subordinated Debentures will be treated as indebtedness for United States Federal income tax purposes, holders of Preferred Securities should note that the Internal Revenue Service (the "IRS") may attempt to treat the Junior Subor-dinated Debentures as equity rather than indebtedness for tax pur-poses. If the IRS were successful in such attempt, the Junior Subordinated Debentures would be subject to redemption at the option of the Company as described under "Description of Preferred Securities -- Redemption."

Income from Preferred Securities

            In connection with the issuance of the Preferred Securi-ties, Cahill Gordon & Reindel will render its opinion generally to the effect that under then current law, and assuming full compli-ance with the terms of the Trust Agreement and the Indenture (and certain other documents), the Issuer will be classified for United States Federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

            As a consequence, each holder of Preferred Securities will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Issuer. As a further conse-quence, each holder of Preferred Securities will be required to include in gross income his or her pro rata share of the income accrued on the Junior Subordinated Debentures held by the Issuer. Such income should not exceed distributions received by the hold-ers of Preferred Securities on the Preferred Securities except in the case of an extension of the interest payment period as described under "Description of Preferred Securities -- Distribu-tions." No portion of such income will be eligible for the dividends-received deduction.

Potential Extension of Interest Payment Period and Original Issue
Discount

            Under the Indenture, the Company has the option to extend from time to time the interest payment period on the Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters but not beyond the maturity date or redemption date of the Junior Subordinated Debentures. The Company's option to extend the interest payment period (even if not exercised) will cause the Junior Subordinated Debentures, from the date of issu-ance, to be treated as issued with "original issue discount" for United States Federal income tax purposes. Accordingly, a holder of Preferred Securities will accrue interest income (i.e., origi-nal issue discount) under a constant yield basis over the term of the Junior Subordinated Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable.

            Holders of Preferred Securities during an Extension Period will include interest in gross income in advance of the receipt of cash, and any holders of Preferred Securities who dis-pose of Preferred Securities prior to the record date for the pay-ment of distributions will include such interest in gross income, but will not receive any cash related thereto from the Issuer.
The tax basis of a Preferred Security will be increased by the amount of any original issue discount that is included in income without the receipt of cash, and will be decreased when and if such cash is subsequently received by the holder of the Preferred Security.

Disposition of Preferred Securities

            Gain or loss will be recognized on a sale, including a redemption for cash, of Preferred Securities in an amount equal to the difference between the amount realized and the tax basis of a holder of the Preferred Securities in his or her Preferred

Securities.  Gain or loss recognized by a holder of Preferred
Securities on the sale or exchange of Preferred Securities held for more than one year generally will be taxable as long-term cap-ital gain or loss.

United States Alien Holders

            For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual or (ii) a foreign corporation, for-eign partnership, foreign estate or foreign trust, in any such case not subject to United States Federal income tax on a net income basis in respect of the Preferred Securities.

            Under present United States Federal income tax law, sub-ject to the discussion below with respect to backup withholding:

            (i) Payments by the Issuer or any of its Paying Agents to any United States Alien Holder will not be subject to United States withholding tax provided that (a) the benefi-cial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (b) the benefi-cial owner of the Preferred Securities is not a "controlled foreign corporation" for United States tax purposes that is related to the Company through stock ownership, and
      (c) either (1) the beneficial owner of the Preferred Securi-ties certifies to the Issuer or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (2) the holder of the Preferred Secu-rities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial insti-tution"), and such statement has been received from the bene-ficial owner by such financial institution or by a financial institution intermediary between it and the beneficial owner, and such financial institution furnishes the Issuer with a copy thereof; and

           (ii) a United States Alien Holder of the Preferred Secu-rities will not be subject to United States Federal income or withholding tax on any gain realized on the sale or exchange of the Preferred Securities unless (a) such person is present in the United States for 183 days or more in the taxable year of sale and (b) such person has a "tax home" in the United States or certain other requirements are met.

Backup Withholding and Information Reporting

            In general, information requirements will apply to pay-ments to noncorporate United States holders of the proceeds of the sale of the Preferred Securities within the United States, and "backup withholding" at a rate of 31% will apply to such payments if the seller fails to provide a correct taxpayer identification number.

            Payments of the proceeds from the sale by a United States Alien Holder of Preferred Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a "controlled foreign corporation" for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

            The IRS has issued proposed regulations which, if enacted in their current form, would require backup withholding on payments with respect to the Junior Subordinated Debentures that are made outside the United States if the payor has actual knowl-edge that the recipient is a United States Holder. The proposed regulations are proposed to be effective for payments made after December 31, 1997, and current law would remain in effect until then. United States Holders should consult with their tax advi-sors as to compliance with the new rules so as to avoid possible backup withholding on payments after 1997.

Receipt of Junior Subordinated Debentures upon Liquidation of the Issuer

            Under certain circumstances as described in "Description of Preferred Securities -- Special Event Redemption or Distribu-tion," the Company may cause the Issuer to be terminated and the Junior Subordinated Debentures to be distributed to the holders of Preferred Securities in liquidation of such holders' interests in the Issuer. Under current United States Federal income tax law and interpretations, if the Trust is treated as a grantor trust at the time of the distribution, such a distribution should not be treated as a taxable event to holders of the Preferred Securities. Such a tax-free transaction would result in a holder of Preferred Securities retaining an aggregate tax basis in the Junior

Subordinated Debentures equal to such holder's aggregate tax basis in the holder's pro rata share of the Junior Subordinated Deben-tures prior to the distribution. A holder's holding period for such Junior Subordinated Debentures would include the period for which the Preferred Securities were held by such holder.

            If the Trust were not treated as a grantor trust at the time of the distribution, the distribution could be a taxable event to holders of the Preferred Securities, in which case the principles discussed above under "-- Disposition of the Preferred Securities" would apply, and the holders would have a new tax basis and holding period in the Junior Subordinated Debentures.


                                 UNDERWRITING

            Subject to the terms and conditions of the Underwriting Agreement, the Company and the Issuer have agreed that the Issuer will issue and sell to each of the underwriters named below (collectively, the "Underwriters") and the Underwriters have sev-erally agreed to purchase from the Issuer, the respective number of Preferred Securities set forth opposite its name below:

                                                            Number of
                                                            Preferred
            Underwriter                                     Securities












      Total ......................                          4,000,000


            Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Preferred Securities offered hereby, if any are taken.

            The Underwriters propose to offer the Preferred Securi-ties in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a
concession of $        per Preferred Security.  The Underwriters
may allow, and such dealers may reallow, a concession not in
excess of $        per Preferred Security to certain brokers and
dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the Underwriters.

            In view of the fact that the proceeds from the sale of the Preferred Securities (together with the delivery by the Issuer to the Company of the Common Securities) will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' compensation for the Underwriters arranging the
investment therein of such proceeds, an amount of $       per Pre-
ferred Security or ($      per Preferred Security sold to certain
institutions) for the accounts of the several Underwriters.

            The Company and the Issuer have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Preferred Securities ceases, as determined by the Underwriters, or (ii) 30 days after the issuance of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any Preferred Securities, any other interests of the Issuer or any other issuer of a series of Preferred Securi-ties or the Company which are substantially similar to the Pre-ferred Securities (including any Guarantee of such securities) or any securities convertible into or exchangeable for Preferred Securities, preferred stock or such substantially similar securi-ties of the Issuer or the Company, without the prior written con-sent of the representatives of the Underwriters.


            Prior to this offering, there has been no market for the Preferred Securities. Application has been made to have the Pre-ferred Securities approved for listing on the New York Stock Exchange. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. If approved for listing, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a fourteen-day period after the initial delivery of the Preferred Securities.
The representatives have advised the Company that they intend to make a market in the Preferred Securities prior to the commence-ment of trading on the New York Stock Exchange, but are not obli-gated to do so and may discontinue any such market-making at any time without notice.

            The Company and the Issuer have agreed to indemnify the several Underwriters against certain liabilities, including lia-bilities under the Securities Act of 1933, or to make contribu-tions in respect thereof.

            Certain of the Underwriters engage in transactions with, and from time to time have performed services for, the Company in the ordinary course of business.

                 SUBJECT TO COMPLETION, DATED AUGUST 22, 1996


PROSPECTUS
                                 $100,000,000


                 SOUTHWESTERN PUBLIC SERVICE CAPITAL I
                        TRUST PREFERRED SECURITIES
                Fully and Unconditionally Guaranteed by
                  SOUTHWESTERN PUBLIC SERVICE COMPANY
                             ____________________


            Southwestern Public Service Capital I, a statutory business trust formed under the laws of the State of Delaware (the "Issuer"), may offer, from time to time, its preferred securities (the "Preferred Securities") represent-ing preferred undivided beneficial interests in the assets of the Issuer. Southwestern Public Service Company, a New Mexico corporation (the "Company"), will be the sole owner of the beneficial interests represented by common secu-rities (the "Common Securities") of the Issuer. The payment of periodic cash distributions with respect to the Preferred Securities and payments on liquida-tion or redemption with respect to such Preferred Securities are each guaran-teed by the Company pursuant to several contractual arrangements of the Company comprised of the Guarantee, the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Expense Agreement (collectively, the "Surety Obli-gations"), as more fully described herein. The Company's obligations under its guarantee (the "Guarantee") for the benefit of holders of Preferred Securities will be subordinate and junior in right of payment to all Senior Indebtedness of the Company. Concurrently with the issuance by the Issuer of its Preferred Securities, such Issuer will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Com-pany's junior subordinated deferrable interest debentures (the "Junior Subordi-nated Debentures") having terms corresponding to the Issuer's Preferred Securi-ties. The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the Senior Indebtedness of the Company. The Jun-ior Subordinated Debentures held by the Issuer will be its sole asset and pay-ments of principal and interest under such Junior Subordinated Debentures will be its only revenue. Upon the occurrence of certain events, the Company may redeem the Junior Subordinated Debentures or may terminate the Issuer and cause the Junior Subordinated Debentures to be distributed to the holders of the cor-responding Preferred Securities in liquidation of their interest in such Issuer.


            The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, that the aggregate initial public offering price of all Preferred Securities shall not exceed $100,000,000. Specific terms of the Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Pro-spectus Supplement with respect to such series, including, without limitation and where applicable, the specific title, aggregate amount, dividend rate or rates (or method of determining such rate or rates), the initial public offering price and any other rights, preferences, privileges, limitations and restrictions.

            The Prospectus Supplement relating to the Preferred Securities will contain information concerning certain United States Federal income tax consid-erations, if applicable to the Preferred Securities.

            The Preferred Securities may be sold to or through underwriters or dealers as designated from time to time. The names of such dealers or under-writers and any applicable commissions or discounts will be set forth in the Prospectus Supplement with respect to such Preferred Securities. See "Plan of Distribution."

                             ____________________

SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUM-STANCES DURING AND UNDER WHICH PAYMENT ON THE PREFERRED SECURITIES AND THE JUN-IOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

                             ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMIS-SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________

The date of this Prospectus is _______, 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGIS-TRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURI-TIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFEC-TIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REG-ISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

            Southwestern Public Service Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance there-with files reports and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commis-sion, Washington, D.C. 20549, at prescribed rates. (The Commis-sion maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.) Certain securities of the Company are listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchanges.

            The Company and the Issuer have filed with the Commis-sion a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registra-tion Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

            No separate financial statements of the Issuer are included herein. The Company considers that such financial state-ments would not be material to holders of the Preferred Securities because: (i) all of the Common Securities of the Issuer will be owned by the Company, a reporting company under the Exchange Act;
(ii) the Issuer has no independent operations, but exists for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof (plus the Common Securities) in the Junior Subor-dinated Debentures; and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission (File No. 1-3789) pursuant to the the Exchange Act are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

            1. The Company's Annual Report on Form 10-K for the year ended August 31, 1995 (the "1995 Form 10-K").

            2. The Company's Quarterly Report on Form 10-Q for the quarters ended November 30, 1995 (the "November Quarterly
Report"), February 29, 1996 (the "February Quarterly Report") and
May 31, 1996 (the "May Quarterly Report").

            3.    The Company's Current Reports on Form 8-K filed
February 2, 1996, February 26, 1996 and July 1, 1996.

            4.    Joint Proxy Statement/Prospectus for the Annual
Meeting held January 31, 1996 included in the Registration State-ment on Form S-4 of New Century Energies, Inc. (Registration
No. 33-64951).

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Pro-spectus and to be a part hereof from the date of filing of such documents.

            The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to Secretary, South-western Public Service Company, Tyler at Sixth, Amarillo, Texas 79101.


                                  THE COMPANY

            The Company, incorporated under the laws of the State of New Mexico in 1921, is principally engaged in the generation, transmission, distribution and sale of electric energy in portions of Texas, New Mexico, Oklahoma and Kansas. The electric proper-ties comprise an interconnected system. A major portion of the Company's electric operating revenues is derived from operations in Texas. The Company has two wholly owned non-utility subsidiar-ies, Utility Engineering Corporation and Quixx Corporation. The principal executive offices of the Company are located at Tyler at Sixth, Amarillo, Texas 79101 (Tel: 806-378-2121).

            At the annual meeting of the Company's shareholders held on January 31, 1996, the shareholders approved the proposed
"merger of equals" of the Company and Public Service Company of Colorado ("PSCo") (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, upon satisfaction or waiver of the terms and conditions thereof, the Company and PSCo will become wholly owned subsidiaries of a new holding company called New Century Energies, Inc. The Company and PSCo will maintain their separate identities and continue to serve customers in their respective service areas. The Company's obligations, such as guarantees, debt and any preferred stock (including the Guarantee and the Jun-ior Subordinated Debentures) of the Company outstanding at the time of effectiveness of the merger will remain outstanding obli-gations, debt and preferred stock of the Company and the terms and conditions thereof will not change. The transaction is subject to various conditions including the receipt of approvals from various state and federal regulators.


                                  THE ISSUER

            Southwestern Public Service Capital I is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by David M. Wilks, President and Chief Operat-ing Officer of the Company (together with his successors, the "Depositor"), as the depositor of the Issuer, and the Issuer Trustees (as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Such trust agree-ment will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Issuer exists for the exclusive pur-pose of (i) issuing its Preferred Securities and Common Securi-ties, (ii) purchasing the Junior Subordinated Debentures with the Common Securities and the proceeds from the sale of the Preferred Securities and (iii) engaging only in those other activities nec-essary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Pre-ferred Securities, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the Trust Agree-ment, the rights of the holders of the corresponding Common Secu-rities to payment in respect of distributions and payments upon liquidation, redemption or other acquisition of Common Securities will be subordinated to the rights of the holders of Preferred Securities. The Company will acquire Common Securities of the Issuer in an aggregate Liquidation Amount equal to 3% of the total capital of the Issuer and, at that time, also become the Deposi-tor. The Issuer will have a term of more than 20 and not less than 50 years, as specified in the applicable Prospectus Supple-ment, but may terminate earlier as provided in the Trust Agree-ment. The Issuer's business and affairs is conducted by its trustees, each appointed by the Company as holder of the Common
Securities: Wilmington Trust Company (the "Property Trustee") and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collec-tively, the "Issuer Trustees"). The Depositor of the Issuer or the holders of a majority in Liquidation Amount of the Preferred Securities and Common Securities, if an event of default under the Trust Agreement has occurred and is continuing, will be entitled to appoint, remove or replace the Issuer Trustees. Unless an event of default under the Trust Agreement shall have occurred and is continuing, the holders of the Preferred Securities and Common Securities shall not have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Depositor of the Issuer. The duties and obligations of each of the Issuer Trustees are governed by the Trust Agreement. The Company has agreed to pay all fees and expenses related to the Issuer and the offering of the Preferred Securities and has agreed to pay, directly or indirectly, all ongoing costs, expenses and liabilities, limited to the extent provided herein, of the Issuer.

            The principal executive office of the Issuer is Tyler at Sixth, Amarillo, Texas 79101, Attention: Secretary (Tel: (806)
378-2121).


                                 RISK FACTORS

            PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES SHOULD
CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PRO-
SPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND SHOULD
PARTICULARLY CONSIDER THE FOLLOWING MATTERS:

            Subordination of Guarantee and Junior Subordinated Debentures. The Company's obligations under the Guarantee and under the Junior Subordinated Debentures are subordinate and jun-ior in right of payment to all Senior Indebtedness other than indebtedness that may be made pari passu with or subordinate to the Guarantee and the Junior Subordinated Debentures expressly by their terms. As of May 31, 1996, the Company had approximately $771 million principal amount of indebtedness for borrowed money and other obligations constituting Senior Indebtedness outstand-ing. There are no terms of the Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional Senior Indebtedness. See "Description of Guarantee -- Status of the Guarantee" and "Description of Jun-ior Subordinated Debentures -- Subordination."

            The ability of the Issuer to pay amounts due on its Pre-ferred Securities is solely dependent upon the Company making pay-ments on the Junior Subordinated Debentures held by such Issuer as and when required.

            Option to Extend Interest Payment Period; Tax Conse-quences. The Company has the right under the Indenture (as defined herein) to extend, from time to time, the interest payment period on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters. Upon the termination of any such extended interest payment period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the requirements described herein and in the accompanying Prospectus. During any such extended interest payment period, quarterly distributions on the Preferred Securi-ties would be deferred (but would continue to accrue with addi-tional distributions thereon to the extent permitted by law) by the Issuer. In the event that the Company exercises this right, during such period it may not declare or pay dividends or distri-butions (other than dividends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Deben-tures, or make any guarantee payment with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, make any guaran-tee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Jun-ior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the cap-ital stock or the other securities which are to be redeemed, pur-chased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. Prior to the termination of any such extended interest payment period, the Company may further extend the interest payment period, provided that such extended interest payment period, together with all pre-vious and further extensions thereof, may not exceed 20 consecu-tive quarters and that such extended interest payment period may not extend beyond the maturity or redemption date of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, the Company may select a new extended interest payment period, subject to the foregoing requirements. If the Company should determine to exercise its extension right in the future, the mar-ket price of the Preferred Securities is likely to be affected. The Issuer and the Company believe that such an extension of an interest payment period on the Junior Subordinated Debentures is unlikely to occur. See "Certain Terms of the Preferred Securities
- -- Distributions" and "Certain Terms of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period" set forth in the accompanying Prospectus Supplement.

            Should an interest payment period be extended, Preferred Securities holders will continue to recognize interest income for United States Federal income tax purposes. As a result, such holders will be required to include accruing interest in gross income for United States Federal income tax purposes in advance of the actual receipt of such interest. Furthermore, such holders will not receive the related actual interest payments from the Issuer if they dispose of their Preferred Securities prior to the record date for payment of distributions. See "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" set forth in the accompanying Prospectus Supplement.

            Rights Under the Guarantee. The Guarantee will be qual-ified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trus-tee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities and will also be the trustee for the Junior Subordinated Debentures and the Property Trustee (as defined herein).

            The Guarantee is limited to a guarantee, on a subordi-nated basis, to the holders of the Preferred Securities, of the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent that the Issuer has funds sufficient to make payment therefor, (ii) the Redemption Price (as defined herein) with respect to Preferred Securities called for redemption by the Issuer, if and only to the extent that the Issuer has funds sufficient to make payment therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Pre-ferred Securities), the lesser of (a) the aggregate Liquidation Amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds sufficient to make such payment, and (b) the amount of assets of the Issuer remaining available for distribution to hold-ers of the Preferred Securities in liquidation of the Issuer. The holders of a majority in aggregate Liquidation Amount of the Pre-ferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. There are no preconditions to any holder of Preferred Securities insti-tuting a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee. There is no requirement that a holder of Preferred Securities first institute a legal pro-ceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Company were to default on its obliga-tions under the Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. In such event, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding shall have the right to enforce directly the rights of the Issuer under the Jun-ior Subordinated Debentures. See "Description of Guarantee -- Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

            Special Event Redemption. Upon the occurrence of a Spe-cial Event (as defined herein), the Company has the right to redeem the Junior Subordinated Debentures, in whole but not in part, in which event the Issuer will redeem the Preferred Securi-ties. See "Certain Terms of the Preferred Securities -- Redemp-tion" and "-- Special Event Redemption or Distribution" set forth in the accompanying Prospectus Supplement.

            Recent Tax Law Proposals. If the tax law changed, as a result of the Proposed Legislation as described under "Recent Developments" below or otherwise, so that in the Company's judg-ment it would be precluded from deducting interest on the Junior Subordinated Debentures, the Company could redeem the Junior Sub-ordinated Debentures, thereby causing a mandatory redemption of the Preferred Securities. The Company presently anticipates that, as permitted by the terms of the Junior Subordinated Debentures and subject to market and other conditions, it would cause such redemption of the Preferred Securities if the tax law changed, as a result of the Proposed Legislation or otherwise, in a manner that would not permit the interest deduction. The Company also has the option of distributing Junior Subordinated Debentures or of leaving the Preferred Securities outstanding should such a tax law change occur as described under "Certain Terms of the Pre-ferred Securities -- Special Event Redemption or Distribution" set forth in the accompanying Prospectus Supplement. If the Preferred Securities are redeemed, holders would receive $25 per Preferred Security plus accrued and unpaid distributions to the redemption date. Gain or loss will be recognized on a redemption for cash of Preferred Securities in an amount equal to the difference between the amount realized and the tax basis of a holder of the Preferred Securities in his or her Preferred Securities. Gain or loss rec-ognized by a holder of Preferred Securities on the redemption of Preferred Securities held for more than one year generally will be taxable as long-term capital gain or loss. In addition, the holder would have the ability to reinvest the proceeds received in an alternate investment; however, there can be no assurance that the rate of return on any alternative investment would be as favorable to a holder as an investment in the Preferred Securi-ties. If the Company chose to distribute the Junior Subordinated Debentures to the holders of the Preferred Securities, under cur-rent United States Federal income tax law and interpretations, if the Trust is treated as a grantor trust at the time of the distri-bution, such a distribution should not be treated as a taxable event to holders of the Preferred Securities. Such a tax-free transaction would result in a holder of Preferred Securities retaining an aggregate tax basis in the Junior Subordinated Deben-tures equal to such holder's aggregate tax basis in the holder's pro rata share of the Junior Subordinated Debentures prior to the distribution. A holder's holding period for such Junior Subordi-nated Debentures would include the period for which the Preferred Securities were held by such holder. If the Trust were not treated as a grantor trust at the time of the distribution, the distribution could be a taxable event to holders of the Preferred Securities, in which case the principles discussed above with respect to a redemption of Preferred Securities would apply, and the holders would have a new tax basis and holding period in the Junior Subordinated Debentures.

            Limited Voting Rights. Holders of Preferred Securities will have limited voting rights, and, except upon the occurrence of an Event of Default (as defined herein) under the Trust Agree-ment, will not be entitled to vote to appoint, remove or replace the Property Trustee or the Administrative Trustees (as defined herein) or to increase or decrease the number of the Administra-tive Trustees. Such voting rights are vested exclusively in the Depositor, unless and until an Event of Default has occurred and is continuing. See "Description of Preferred Securities -- Events of Default; Notice."

            Trading Characteristics of Preferred Securities. Appli-cation has been made to have the Preferred Securities approved for listing on the New York Stock Exchange. If approved for listing, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid dis-tributions; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest with respect to their undivided interests in Junior Subordinated Debentures owned through the Preferred Securities that is not included in the trad-ing price of the Preferred Securities. However, interest on the Junior Subordinated Debentures will be included in the gross income of U.S. Holders (as defined herein) of Preferred Securities as it accrues, rather than when it is paid. See "United States Taxation -- Income from Preferred Securities" and "-- Disposition of Preferred Securities" set forth in the accompanying Prospectus Supplement.

            Because the Preferred Securities pay a dividend at a fixed rate based upon the fixed interest rate payable on the Jun-ior Subordinated Debentures, the trading price of the Preferred
Securities may decline if interest rates rise.


                              RECENT DEVELOPMENTS

            On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Pro-posed Legislation") if such debt obligations have a maximum term of in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. In addition, the Proposed Legislation would deny issuers an interest deduction on any debt instrument with a weighted average maturity of more than 40 years. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indi-cating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legis-lation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the

Company to deduct the interest payable on the Junior Subordinated
Debentures.

            If the tax law changed, as a result of the Proposed Leg-islation or otherwise, so that in the Company's judgment it would be precluded from deducting interest on the Junior Subordinated Debentures, the Company could, subject to receiving an Opinion of Counsel to the effect that a relevant tax law change (as described in the accompanying Prospectus) had occurred, redeem the Junior Subordinated Debentures in whole, thereby causing a mandatory redemption of the Preferred Securities in whole at a price of $25 per Preferred Security, plus accrued but unpaid distributions.
The Company presently anticipates that, as permitted by the terms of the Junior Subordinated Debentures and subject to market and other conditions, it would cause such redemption of the Preferred Securities if the tax law changed, as a result of the Proposed Legislation or otherwise, in a manner that would not permit the interest deduction. The Company also has the option, subject to receiving an Opinion of Counsel, of distributing Junior Subordi-nated Debentures or the option of leaving the Preferred Securities outstanding should such a tax law change occur as described under "Description of Preferred Securities -- Special Event Redemption or Distribution."


                                USE OF PROCEEDS

            The Issuer will use the proceeds from the Offering of its Preferred Securities, together with its Common Securities, to purchase Junior Subordinated Debentures. The proceeds received by the Company from the sale of the Junior Subordinated Debentures will be used as described in the Prospectus Supplement by which such securities are offered.


                                EARNINGS RATIOS

            The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                                Twelve Months Ended
                                      May 31,               August 31,
                                       1996         1995  1994  1993  1992  1991

Ratio of Earnings
to Fixed Charges:                     4.59          5.10  4.76  4.82  4.53  4.67

            The Company's Ratios for future periods will be included in the Company's Reports on Form 10-K and 10-Q. Such Reports are incorporated by reference into this Prospectus at the time they are filed.


                      DESCRIPTION OF PREFERRED SECURITIES

General

            An original trust agreement between David M. Wilks, President and Chief Operating Officer of the Company, as Deposi-tor, and Wilmington Trust Company, as the Property Trustee, has been used to authorize and create the Issuer. The original trust agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Preferred Securities and the Common Securities of the Issuer (together, the "Issuer Securi-ties") will be issued by the Administrative Trustees on behalf of the Issuer pursuant to the terms of the Trust Agreement (as amended and restated from the original trust agreement). The Pre-ferred Securities represent undivided preferred beneficial inter-ests in the assets of the Issuer and entitle the holders thereof to a preference over the Common Securities of such Issuer, in cer-tain circumstances, with respect to distributions and amounts pay-able on redemption or liquidation as well as to other benefits as described in the Trust Agreement. The following summary of cer-tain provisions of the Trust Agreement does not purport to be com-plete and is subject to, and qualified in its entirety by refer-ence to, the provisions of the Trust Agreement and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Trust Agreement unless otherwise stated.

            All of the Common Securities of the Issuer will be owned by the Company. The Common Securities of the Issuer rank pari passu, and payments will be made thereon pro rata, with the Pre-ferred Securities of the such Issuer except as described under "-- Subordination of Common Securities." (Section 4.03). Legal title to the Junior Subordinated Debentures will be held in the name of the Property Trustee and held in trust for the benefit of the holders of the Issuer Securities. (Section 2.09). The Guarantee is a full and unconditional guarantee on a subordinated basis with respect to the Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Issuer does not have funds sufficient to make such payments.

            The Preferred Securities will initially be offered in denominations of $25 (based on Liquidation Amount) and integral multiples of $25 in excess thereof.

Liquidation Amount

            The amount payable on the Preferred Securities in the event of any liquidation of the Issuer is $25 per Preferred Secu-rity (the "Liquidation Amount"), plus accumulated and unpaid dis-tributions unless, in connection with such liquidation, the Junior Subordinated Debentures are distributed to the holders of the Pre-ferred Securities.

Distributions

            The distributions payable on the Preferred Securities will be fixed at the rate per annum set forth in the Prospectus Supplement. Distributions in arrears after the quarterly payment date therefor will accumulate additional distributions thereon compounded quarterly at the same rate per annum, to the extent permitted by law. The term "distributions" as used herein includes any such additional distributions (the "Additional Amounts"), unless otherwise stated, with respect to the Preferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, shall be computed on the basis of the actual number of days elapsed in such period. (Section 4.01(b)). See "Description of Junior Subordi-nated Debentures -- Additional Interest."

            Distributions on the Preferred Securities will be cumu-lative, will accrue from the date of the initial issuance thereof, and will be payable quarterly in arrears, on the payment dates set forth in the applicable Prospectus Supplement of each year, except in the event of an extension of the interest payment period by the Company on the corresponding series of Junior Subordinated Deben-tures. In the event that any date on which distributions are otherwise payable on Preferred Securities is not a Business Day, payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immedi-ately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distri-bution Date"). A "Business Day" shall mean any day other than
(x) a Saturday or a Sunday, (y) a day on which banks in New York are authorized or obligated by law or executive order to remain closed or (z) a day on which the Corporate Trust Office of the Property Trustee or the principal office of the Company is closed for business. (Section 1.01 and 4.01(a)).


            So long as an Event of Default under the Deferrable Interest Subordinated Debenture Indenture (the "Indenture") has not occurred and is not continuing, the Company has the right under the Indenture, as supplemented by a supplemental indenture relating to the Junior Subordinated Debentures (a "Supplemental Indenture"), to extend, at any time and from time to time, the interest payment period on each series of Junior Subordinated Debentures issued thereunder for a period not exceeding 20 con-secutive quarters, with the consequence that quarterly distribu-tions on the corresponding Preferred Securities would be deferred (but would continue to accrue distributions thereon, including additional distributions payable on unpaid distributions to the extent permitted by law at the rate per annum set forth in the Prospectus Supplement, compounded quarterly) by the Issuer during any such extended interest payment period; provided that any such extension period shall not extend beyond the maturity date or redemption date of the Junior Subordinated Debentures. During any extension period quarterly distributions on the Preferred Securi-ties would be deferred by the Issuer, would continue to accrue, and holders of Preferred Securities would be required to accrue interest income for United States Federal income tax purposes.
See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" herein and "United States
Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" in the accompanying Prospectus Supple-ment. In the event the Company exercises this right, during such period the Company may not declare or pay any dividends or distri-butions (other than dividends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Deben-tures, or make any guarantee payments with respect to the fore-going (other than pro rata payments under the Guarantee) or repur-chase, or cause any of its subsidiaries to repurchase, any secu-rity of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Subordinated Debentures upon the stated maturity of such Junior Subordinated Debentures); provided that the Company may redeem, purchase, acquire or make a liquida-tion payment with respect to any of its capital stock or any secu-rity ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, or acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repurchased. This covenant requires that an interest payment period on the Junior Subordi-nated Debentures may be extended only if the interest payment periods on all other series of Junior Subordinated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any such extended interest payment period, the Company may further extend the interest payment period, provided that such extended interest payment period, together with all pre-vious and further extensions thereof, may not exceed 20 consecu-tive quarters or extend beyond the maturity or the redemption date of the series of the Junior Subordinated Debentures in question. Upon the termination of any extended interest payment period and the payment of all amounts then due, the Company may select a new extended interest payment period subject to the foregoing require-ments. See "Description of Junior Subordinated Debentures -- Interest" and "-- the Company's Option to Extend Interest Payment Periods" herein and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount" in the accompanying Prospectus Supplement.


            It is anticipated that the income of the Issuer avail-able for distribution to the holders of the Preferred Securities will be limited to the payments under the Junior Subordinated Debentures which the Issuer will purchase with the Common Securi-ties and the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Sub-ordinated Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent an Issuer has funds sufficient to make such payments) is guaranteed on a subordinated basis by the Company to the extent set forth herein under "Description of Guarantee." The Company's obligations under the Guarantee, the Trust Agreement, the Expense Agreement, the Junior Subordinated Debentures and the Indenture constitute, in the aggregate, a full and unconditional guarantee with respect to the Preferred Securities. See "Relationship Among the Preferred Secu-rities, the Junior Subordinated Debentures and the Guarantee."

            Distributions on the Preferred Securities will be pay-able to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the

Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "-- Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date.
(Section 4.01(d)).

Redemption

            Upon the repayment of any series of Junior Subordinated Debentures, whether at maturity or upon earlier redemption as pro-vided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of Issuer Securities, upon not less than 30 nor more than 90 days' notice, at a redemption price equal to the aggregate Liquidation Amount plus accumulated and unpaid distribu-tions, plus additional distributions thereon, if any, to the extent permitted by law, to the redemption date (the "Redemption Price"). See "Description of Junior Subordinated Debentures -- Optional Redemption."

            The Company will have the right to redeem the Junior Subordinated Debentures (a) on or after a date to be specified in the Prospectus Supplement, in whole or in part, or (b) at any time, in whole but not in part, upon occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event"), subject to the conditions described under "-- Special Event Redemption or Distribution" and "Description of Junior Sub-ordinated Debentures -- Optional Redemption."

Special Event Redemption or Distribution

            If a Special Event shall occur and be continuing with respect to the Issuer or the Preferred Securities of the Issuer, the Company has the right to (i) redeem the corresponding Junior Subordinated Debentures in whole, but not in part, and thereby cause a mandatory redemption of such Preferred Securities in whole, but not in part, at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) terminate the Issuer and cause the corresponding Junior Subordinated Deben-tures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such dis-tribution, to the holders of the Preferred Securities in liquida-tion of such Issuer. If at any time the Issuer is not or will not be taxed as a grantor trust, but a Tax Event has not occurred, the Depositor has the right to terminate such Issuer and cause the corresponding Junior Subordinated Debentures to be distributed, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Secu-rities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to the hold-ers of the Preferred Securities of such Issuer. Under current United States Federal income tax law and interpretations, if the Issuer is treated as a grantor trust at the time of the distribu-tion, such a distribution should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circum-stances, however, the termination could be a taxable event to holders of the Preferred Securities of an Issuer. See "United States Taxation -- Receipt of Junior Subordinated Debentures Upon Liquidation of the Issuer" in the accompanying Prospectus Supple-ment. If the Company does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding.

            "Tax Event" means the receipt by the Issuer or the Com-pany, as the case may be, of an Opinion of Counsel (which may be counsel to the Issuer, the Company or an affiliate, and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that a relevant tax law change has occurred after a date specified in the accompanying Prospectus Supplement. For purposes of the preceding sentence, a relevant tax law change is any amendment or change to (or officially pro-posed amendment or change to) the laws (including regulations thereunder) of the United States or any political subdivision or taxing authority thereof, or the publication of any judicial opin-ion interpreting such laws (and regulations) or any written inter-pretation of such laws (or regulations) by any governmental authority having jurisdiction to enforce or administer such laws (or regulations) (including official and unofficial opinions pur-porting to apply such laws and regulations to other persons who have issued securities similar to the Junior Subordinated Deben-tures), which amendment, change, proposed amendment or change, opinion or interpretation could, if valid and enacted or applied to an Issuer or the Company, result in (i) such Issuer, either currently or within 90 days of the date thereof, becoming subject to United States Federal income tax with respect to interest received on the Junior Subordinated Debentures, (ii) interest pay-able by the Company on the Junior Subordinated Debentures attrib-utable to the Preferred Securities, either currently or within 90 days of the date thereof, becoming nondeductible for United States Federal income tax purposes or (iii) the Issuer, either currently or within 90 days of the date thereof, becoming subject to more than a de minimis amount of other taxes, duties or other govern-mental charges.

            "Investment Company Event" means the occurrence of a change in law or regulation or a change in the interpretation or application of any law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be consid-ered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective after a date specified in the accompanying Prospectus Supplement.

            "Like Amount" means (i) with respect to a redemption of Issuer Securities, Issuer Securities having an aggregate Liquida-tion Amount equal to the principal amount of corresponding Junior Subordinated Debentures to be contemporaneously redeemed in accor-dance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Issuer Securities and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of the Preferred Securities in connection with the termi-nation or liquidation of the Issuer upon the bankruptcy, dissolu-tion or liquidation of a holder of the Common Securities, the occurrence of a Special Event or in the event that the Issuer is not or will not be taxed as a grantor trust but a Tax Event has not occurred, Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of the holders to whom such series of Junior Subordi-nated Debentures is distributed.

Redemption Procedures

            Preferred Securities redeemed on each date fixed for redemption (the "Redemption Date") shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the corresponding Junior Subordinated Debentures. Redemptions of Preferred Securities shall be made, and the Redemp-tion Price shall be deemed payable, on each Redemption Date only to the extent that an Issuer has funds sufficient for the payment of such Redemption Price. (Section 4.02(d)). See "-- Subordina-tion of Common Securities."

            If the Property Trustee gives a notice of redemption in respect of Preferred Securities of a particular series (which notice will be conditioned upon the redemption of the related series of Junior Subordinated Debentures), then, by 12:00 noon, New York time, on the Redemption Date, the Property Trustee will, so long as such Preferred Securities are in book-entry-only form, irrevocably deposit with The Depository Trust Company ("DTC") funds sufficient to pay the applicable Redemption Price and, at the direction of the Depositor, will give DTC irrevocable instruc-tions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "-- Book-Entry-Only Issuance --
The Depository Trust Company." If such Preferred Securities are no longer in book-entry-only form, the Property Trustee will irre-vocably deposit with the Paying Agent for such Preferred Securi-ties funds sufficient to pay the applicable Redemption Price and will give such Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwith-standing the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record date for the related Distribution Date. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of hold-ers of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securi-ties to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is not paid either by the Issuer or by the Company pursuant to the Guarantee described herein under "Description of Guarantee," distributions on such Preferred Secu-rities will continue to accrue at the rate set forth on the face of such securities, from the original Redemption Date to the date of payment, in which case the actual payment date will be consid-ered the date fixed for redemption for purposes of calculating the Redemption Price. Failure to deposit the Redemption Price with the Property Trustee (and/or irrevocably direct the Property Trus-tee to apply money held by it to the redemption of Preferred Secu-rities) in the case of an optional redemption shall not be an Event of Default but shall be deemed to be a rescission of the call for redemption. (Section 4.02(e)).

            Subject to applicable law (including, without limita-tion, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase out-standing Preferred Securities by tender, in the open market or by private agreement.

            Payment of the Redemption Price on Preferred Securities to holders of such Preferred Securities shall be made to the record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date, provided, however, that in the event that such Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the Redemption Date. (Section 4.02(f)).

            If less than all the outstanding Issuer Securities are to be redeemed on a Redemption Date, then the aggregate amount payable shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed shall be selected not more than 90 days prior to the Redemption Date by the Property Trustee from the outstanding Pre-ferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 and integral multiples in excess thereof) of the aggregate Liquidation Amount of Preferred Securities of a denomi-nation larger than $25. The Property Trustee shall promptly notify the Securities Registrar in writing of the Preferred Secu-rities selected for partial redemption and, in the case of any such Preferred Securities selected for partial redemption, the aggregate Liquidation Amount thereof to be redeemed. For all pur-poses of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of a series of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Preferred Securities that has been or is to be redeemed. (Section 4.02(g)).

Subordination of Common Securities

            Payment of distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, Issuer Securities, as applicable, shall be made pro rata based on the aggregate Liquidation Amount of both the Preferred Securities and the Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default (as defined herein, see "-- Events of Default; Notice," below) under the Indenture shall have occurred and be continuing, with respect to the Preferred Securi-ties, no payment of any distribution (including Additional
Amounts, if applicable) on, or the Redemption Price of, any Common Security corresponding thereto, and no other payment on account of the redemption, liquidation or other acquisition of the corre-sponding Common Securities shall be made unless payment in full in cash of all accumulated and unpaid distributions (including Addi-tional Amounts, if applicable) on all outstanding Preferred

Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all such outstanding Pre-ferred Securities called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all dis-tributions (including Additional Amounts, if applicable) on, or the Redemption Price of such Preferred Securities then due and payable. (Section 4.03(a)).

            In the case of any Event of Default under the Trust Agreement, the holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under such Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default under the Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of such Pre-ferred Securities will have the right to direct the Property Trus-tee to act on their behalf. (Section 4.03(b)).

Liquidation Distribution Upon Dissolution

            Pursuant to the Trust Agreement, the Issuer shall be liquidated on the first to occur of: (i) the expiration of the term of the Trust; (ii) the bankruptcy, dissolution or liquidation of a holder of Common Securities; (iii) the Depositor has elected to cause the Trust to be dissolved after the occurrence of a Spe-cial Event or in the event that the Trust is not or will not be taxed as a grantor trust but a Tax Event has not occurred;
(iv) the redemption of all of the Preferred Securities; and (v) an order for dissolution of the Trust issued by a court of competent jurisdiction. (Section 9.01 and 9.02).

            If an early termination occurs as described in
clause (iii) of the immediately preceding paragraph, the Issuer shall be liquidated as expeditiously as practicable by having the Property Trustee distribute, subject to the receipt of an Opinion of Counsel experienced in such matters to the effect that the holders of the Preferred Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such distribution, to each holder of Preferred Securities and Com-mon Securities a Like Amount of Junior Subordinated Debentures
held by such Issuer (a "Final Distribution").    However, in the
event that the Property Trustee determines that such Final Distri-bution is impractical, the holders of such Issuer Securities will be entitled to receive, out of the assets of the Issuer available for distribution to holders after satisfaction of all liabilities of creditors, an amount equal to the aggregate of the stated Liquidation Amount of $25 per Issuer Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Dis-tribution can be paid only in part because the Issuer has insuffi-cient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Issuer on the Issuer Securities shall be paid on a pro rata basis. However, if an Event of Default has occurred and is continuing, the holders of the Common Securities will be entitled to receive distributions upon any such dissolution only after the holders of the Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of the corresponding Preferred Securities, the Com-pany will use reasonable efforts to have such Junior Subordinated Debentures listed on such stock exchanges, if any, on which the Preferred Securities are then listed. If the Company defaults on its payment obligations under the Indenture, a holder will have the right to take action directly against the Company for enforce-ment of payment of principal of or interest on the Junior Subordi-nated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder. If an early termination occurs as described in clause (ii) of the immediately preceding paragraph, a liquidating trustee (the "Liquidating Trustee") may be appointed by a majority of the aggregate Liquidation Amount of the Issuer Securities or by a court of competent jurisdiction. Any such Liquidating Trustee shall (unless otherwise instructed by a court of competent juris-diction) make a Final Distribution or, if deemed appropriate by such Liquidating Trustee, make a Liquidation Distribution, in sub-stantially the same manner as described above. (Section 9.04).

Events of Default; Notice

            The occurrence of an "Event of Default" as defined in
Section 501 of the Indenture (see "Description of Junior Subordi-nated Debentures -- Events of Default") constitutes an "Event of Default" under the Trust Agreement.

            Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Prop-erty Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Depositor, unless such Event of Default shall have been cured or waived. (Section 8.02).

            Unless an Event of Default shall have occurred and be continuing, any Trustee with respect to the Issuer Securities may be removed at any time by act of the Depositor of the Issuer. If an Event of Default has occurred and is continuing, any Trustee with respect to the Issuer Securities may be removed at such time by act of the holders of a majority in aggregate Liquidation Amount of the outstanding Issuer Securities, delivered to such Trustee (in its individual capacity and on behalf of the relevant Issuer). No resignation or removal of a Trustee and no appoint-ment of a successor Trustee shall be effective until the accep-tance of appointment by the successor Trustee in accordance with the provisions of the Trust Agreement. (Section 8.10).

            If an Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the corre-sponding Common Securities upon dissolution of the relevant Issuer as described above. See "-- Liquidation Distribution Upon
Dissolution."

Merger or Consolidation of a Trustee

            Any corporation into which either the Property Trustee or any Administrative Trustee that is not a natural person may be merged or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which any such Trustee shall be a party shall be the successor to such Trustee under the Trust Agreement, provided such corporation is otherwise qualified and eligible. (Section 8.12).

Voting Rights

            Except as provided below and under "Description of Guar-antee -- Amendments and Assignments" and as otherwise required by law, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

            So long as any Junior Subordinated Debentures are held by the Issuer, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Jun-ior Subordinated Debentures, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul any declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or
(iv) consent to any amendment, modification of termination of the Indenture or the Junior Subordinated Debentures, where such con-sent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liqui-dation Amount of the outstanding Issuer Securities; provided, how-ever, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Issuer Securities. The Property Trustee shall not revoke any action previously autho-rized or approved by a vote of the holders of the Issuer Securi-ties, except pursuant to a subsequent vote of the outstanding Issuer Securities. The Property Trustee shall notify all holders of Issuer Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approv-als of the holders of the Issuer Securities, prior to taking any of the foregoing actions, the Property Trustee shall obtain an Opinion of Counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation for United States Federal income tax purposes on account of such action. (Section 6.01(b)).

            If any proposed amendment to the Trust Agreement pro-vides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or spe-cial rights of the holders of the Issuer Securities, whether by way of amendment to the Trust Agreement relating to such Issuer Securities or otherwise, or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agree-ment, then the holders of the outstanding Issuer Securities will be entitled to vote on such amendment or proposal, and such amend-ment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Issuer Securities. (Section 6.01(c)).

            No amendment to the Trust Agreement may be made if, as a result of such amendment, the Issuer would be classified as an association taxable as a corporation for United States Federal income tax purposes. (Section 6.01(c)).

            Any required approval of the holders of Issuer Securi-ties may be given at a meeting of the holders of Issuer Securities convened for such purpose or pursuant to the written consent of such holders. The Administrative Trustees will cause a notice of any meeting at which holders of such Issuer Securities are enti-tled to vote, or of any matter upon which action by written con-sent of such holders is to be taken, to be given to each holder of record of such Issuer Securities in the manner set forth in the Trust Agreement (Section 6.02).

            No vote or consent of the holders of Issuer Securities will be required for the Issuer to redeem and cancel Issuer Secu-rities in accordance with the Trust Agreement.

            Notwithstanding that holders of Issuer Securities are entitled to vote or consent under any of the circumstances described above, any of the Issuer Securities that are owned by the Company, any Trustee or any affiliate of the Company or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Co-Property Trustees and Separate Property Trustees

            Unless an Event of Default under the Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Inden-ture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Depositor and the Administrative Trustees shall have power to appoint, and upon the written request of the Administra-tive Trustees, the Depositor shall for such purpose join with the Administrative Trustees in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Depositor does not join in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default under the Indenture has occurred and is continuing, the Administrative Trustees and the Property Trustee shall have power to make such appointment. (Section 8.09).

Payment and Paying Agents

            Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register. The Paying Agent shall initially be Wilmington Trust Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Depositor. In the event that Wilmington Trust Company chooses no longer to be the Paying Agent, the Administrative Trustees shall appoint a successor acceptable to the Property Trustee and the Company to act as Paying Agent (which shall be a bank or trust company or the Company). (Section 4.04 and 5.08).

Book-Entry-Only Issuance--The Depository Trust Company

            DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggre-gate the total number of Preferred Securities, and will be depos-ited with Wilmington Trust Company, as custodian for DTC.

            DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" regis-tered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants ("Partici-pants") deposit with it. DTC facilitates the settlement of secu-rities transactions among Participants through electronic comput-erized book-entry changes in Participants' accounts, thereby elim-inating the need for physical movement of securities certificates. Direct Participants include securities brokers, securities deal-ers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants, as well as by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers, securities dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The underwriters with respect to the Preferred Securities may be Direct or Indirect Participants. The rules applicable to DTC and its Participants are on file with the Commission.

            Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The own-ership interest of each actual purchaser of each Preferred Secu-rity ("Beneficial Owner") is, in turn, recorded on a Direct or Indirect Participant's records, as the case may be. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the respective Direct or Indirect Participants through which the Beneficial Owners pur-chased Preferred Securities. Transfers of ownership interests in the Preferred Securities are also effected by entries made on the books of Participants acting on behalf of Beneficial Owners.

Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

            DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Secu-rities are credited, which may or may not be the Beneficial Own-ers. The Participants are responsible for keeping account of their holdings on behalf of their customers.

            Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Partici-pants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by the arrangements made among them, subject to any statutory or regulatory requirements as may be in effect from time time.

            Redemption notices, if any, will be sent to DTC. If less than all of the Preferred Securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the Preferred Securities held by each Direct Participant in such series to be redeemed.

            Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to any Preferred Securi-ties. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants (identified in a listing attached to the Omnibus Proxy) to whose accounts the Preferred Securities are credited on the record date.

            Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Issuer or the Company, subject to any statutory or regu-latory requirements as may be in effect from time to time. Pay-ment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the

Beneficial Owners is the responsibility of the Direct or Indirect
Participants in whose accounts the Preferred Securities are held, respectively.

            DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Issuer. If DTC stops providing such services and a successor securities depositary is not obtained, Preferred Security certificates must be printed and delivered. Additionally, the Administrative Trustees (with the consent of the Company) could decide to discontinue use of the system of book-entry transfers through DTC (or a successor deposi-tary). In that event, definitive certificates for the Preferred Securities would be printed and delivered.

            The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Issuer believe to be reliable. Neither the Company nor the Issuer have responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Registrar and Transfer Agent

            Wilmington Trust Company will act as Securities Regis-trar and transfer agent for the Issuer Securities.
(Section 5.04).

            Registration of transfers of Issuer Securities will be effected without charge by or on behalf of the Issuer, but upon payment (with the giving of such indemnity as the Issuer or the Company may require) in respect of any tax or other governmental charges which may be imposed in connection therewith.
(Section 5.04).

            The Securities Registrar will not be required to regis-ter or cause to be registered any transfer of Issuer Securities after they have been called for redemption. (Section 5.04).

Information Concerning the Property Trustee

            The Property Trustee undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after an Event of Default under the Indenture, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Preferred Securities or Junior Subordinated Deben-tures unless the Property Trustee is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 8.01).

Modification of the Trust Agreement

            From time to time, the Company and the Trustees may, without the consent of any holders of the Preferred Securities, amend the Trust Agreement for specified purposes, including, among other things, (i) to cure ambiguities, correct or supplement any provision of the Trust Agreement which may be inconsistent with any other provision thereof or to make any other provisions with respect to matters or questions arising under the Trust Agreement which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to ensure that the Trust will not be classified for United States Federal income tax purposes as an association taxable as a corporation and will not be required to register as an "investment company" under the 1940 Act; provided, however, that such amendment or action shall not adversely affect the rights of any holder of the Issuer Securities. The Trust Agreement contains provisions permitting the Company and the Trustees, with the consent of the holders of not less than a majority in aggregate Liquidation Amount of the outstanding Issuer Securities related thereto and upon receipt of an appropriate Opinion of Counsel, to modify the Trust Agreement in a manner affecting the rights of the holders of such Issuer Securities; provided that no such modification may, without the consent of the holder of each such outstanding Issuer Security affected by the proposed modification (i) change the amount or timing of any dis-tribution on such Issuer Securities or otherwise adversely affect the amount of any distribution required to be made in respect of such Issuer Securities as of a specified date, (ii) restrict the right of any holder of such Issuer Securities to institute suit for the enforcement of any payment under such Trust Agreement or
(iii) change the percentage of Issuer Securities required to con-sent to any modification to the Trust Agreement. (Section 10.02).

Governing Law

            The Trust Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.
(Section 10.05).

Miscellaneous

            The Administrative Trustees are authorized and directed to conduct the affairs of the Issuer and to operate the Issuer so that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or be taxed as a cor-poration for United States Federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the cer-tificate of trust of the Issuer or the Trust Agreement, that the Administrative Trustees determine in their discretion to be neces-sary or desirable for such purposes, as long as such action does not adversely affect the interest of the holders of the Preferred Securities. (Section 2.07).

            Holders of the Preferred Securities have no preemptive rights.


                           DESCRIPTION OF GUARANTEE

General

            Set forth below is certain information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securi-ties. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as inden-ture trustee (the "Guarantee Trustee") under the Guarantee for purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This sum-mary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Pre-ferred Securities. Whenever particular provisions of or defined terms in the Guarantee are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Guarantee unless otherwise stated.

            The Company will agree, on a subordinated basis, to the extent set forth below, to make the Guarantee Payments (as defined below) in full to the holders of the Preferred Securities (without duplication of amounts theretofore paid by the Issuer with respect thereto), as and when due, regardless of any defense, right of set-off or counterclaim that such Issuer may have or assert other than the defense of payment. (Section 5.1). The following pay-ments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the related Guarantee (without duplication):
(i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent that the Issuer has funds sufficient to make such payment; (ii) the Redemp-tion Price with respect to any such Preferred Securities called for redemption by the Issuer, if and only to the extent that the Issuer has funds sufficient to make such payment; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Issuer (other than in connection with a redemption of all of the corresponding Preferred Securities), the lesser of (a) the aggregate Liquidation Amount and all accrued and unpaid distribu-tions on such Preferred Securities to the date of payment, to the extent the Issuer has funds sufficient to make such payment, and
(b) such amount of assets of such Issuer remaining available for distribution to holders of such Preferred Securities in liquida-tion of such Issuer. (Section 1.1). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer to pay such amounts to such holders. (Section 5.1).

            The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of the issuance of such Preferred Securities, but will not apply
(i) to any payment of distributions if and to the extent that the Issuer does not have funds sufficient to make such payments or
(ii) to the collection of payment. If the Company does not make interest payments on a series of Junior Subordinated Debentures held by the Issuer, it is expected that such Issuer will not pay distributions on such Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company (except trade credit and any liabilities made pari passu with, or subordinate to, the Guarantee by their terms). See "-- Status of the Guarantee."

            With respect to the Preferred Securities, the mechanisms and obligations relating to the Guarantee, the Indenture and the Junior Subordinated Debentures and the obligation of the Company under the Trust Agreement to pay all obligations, costs and expenses (other than obligations of the Trust to pay to holders of the Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities) of the Issuer (the "Expense Agreement") taken together, are a full and unconditional subordi-nated guarantee by the Company of payment due of such Preferred Securities. See "Description of Junior Subordinated Debentures" and "Relationship Among the Preferred Securities, the Junior Sub-ordinated Debentures and the Guarantee".

Amendments and Assignments

            Except with respect to any changes that do not adversely affect the rights of the holders of Preferred Securities (in which case no consent of such holders will be required), the terms of the Guarantee may be changed only with the prior approval of the holders of not less than a majority in aggregate Liquidation
Amount of such outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee will be binding upon the successors, assigns, receivers, trustees and representatives of the Company, and shall inure to the benefit of the holders of the corresponding Preferred Securities then outstanding. (Sections
8.1 and 8.2).

Events of Default

            An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obliga-tions thereunder. (Section 1.1). The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any pro-ceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. (Section 5.4).

            Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. (Section 5.4).

Information Concerning the Guarantee Trustee

            The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in the performance of the Guarantee, undertakes to perform only such duties as are spe-cifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guaran-tee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Pre-ferred Securities unless the Guarantee Trustee is offered reason-able indemnity against the costs, expenses and liabilities that might be incurred thereby. (Sections 3.1 and 3.2).

Termination of the Guarantee

            The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Pre-ferred Securities, the distribution of Junior Subordinated Deben-tures to the holders of such Preferred Securities in exchange for all of such Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Issuer. Notwithstanding the foregoing, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee. (Section 7.1).

Status of the Guarantee

            The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of pay-ment to all Senior Indebtedness (as defined below) of the Company. (Section 6.1). The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordi-nation provisions and other terms of the Guarantee.

            The Guarantee will rank pari passu with any similar guarantees issued by the Guarantor on behalf of the holders of Preferred Securities issued by any other issuer holding Junior Subordinated Debentures issued under the Indenture. (Section 6.2).

            The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal pro-ceeding against any other person or entity). (Section 5.5).

Governing Law

            The Guarantee will be governed by and construed in accordance with the laws of the State of New York. (Section 8.5).


                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

General

            Set forth below is a description of certain terms of the Junior Subordinated Debentures which the Issuer will purchase with its Common Securities and the proceeds of the issuance and sale of such Issuer's Preferred Securities. The following summary does not purport to be complete and is subject in all respects to, and is qualified in its entirety by reference to, the Indenture, as supplemented by a supplemental indenture creating the series of Junior Subordinated Debentures (the "Supplemental Indenture"), from the Company to Wilmington Trust Company, as trustee with respect to the Junior Subordinated Debentures (the "Debenture Trustee"), the forms of which are filed as exhibits to the Regis-tration Statement of which this Prospectus is a part, and the Trust Indenture Act. Whenever particular provisions of or defined terms in the Indenture or the Supplemental Indenture are referred to, such sections or defined terms are incorporated herein by ref-erence. Section references used herein are references to provi-sions of the Indenture unless otherwise stated.

            Concurrently with the issuance of Preferred Securities, the Issuer will invest the proceeds thereof in a corresponding series of Junior Subordinated Debentures newly issued by the Com-pany. The Junior Subordinated Debentures will mature on a date that is more than 20 and less than 50 years from the date of issu-ance, as specified in the Prospectus Supplement. The Junior Sub-ordinated Debentures will be unsecured subordinated obligations of the Company issued under the Indenture. The Junior Subordinated Debentures will be in a principal amount equal to the aggregate stated Liquidation Amount of the Preferred Securities plus the Company's concurrent investment in the Common Securities and will rank pari passu with any other series of Junior Subordinated Debentures that may be issued. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder.

Optional Redemption

            The Company will have the right, at any time and from time to time, as set forth in the Supplemental Indenture, to redeem the Junior Subordinated Debentures, in whole or in part, at a redemption price as set forth in such Supplemental Indenture, together with any accrued but unpaid interest thereon, including any Additional Interest (as defined below) to the redemption date.

            If a Special Event shall occur and be continuing, the Company shall have the right to redeem any series of Junior Subor-dinated Debentures in whole but not in part, at 100% of the prin-cipal amount thereof plus any accrued and unpaid interest on such Junior Subordinated Debentures, including any Additional Interest, if any, to the redemption date fixed for redemption for such series. (Section 102 of the Supplemental Indenture).

            For so long as the Issuer is the holder of all the out-standing Junior Subordinated Debentures, the proceeds of any such redemption will be used by such Issuer to redeem Preferred

Securities and the Common Securities in accordance with their terms. The Company may not redeem Junior Subordinated Debentures in part unless all accrued and unpaid interest thereon (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all interest periods terminat-ing on or prior to the redemption date. (Section 102 of the Sup-plemental Indenture).

            Any optional redemption of Junior Subordinated Deben-tures shall be made upon not less than 30 nor more than 90 days' notice to the holders thereof. If at the time of mailing of any notice of redemption the Company shall not have deposited with the Debenture Trustee (and/or irrevocably directed the Debenture Trus-tee to apply, from money held by it available to be used for the redemption of Junior Subordinated Debentures) an amount in cash sufficient to redeem all of the Junior Subordinated Debentures to be redeemed, including accrued interest to such redemption date, such notice shall state that the proposed redemption to which such notice relates is subject to the deposit of such amount with the Debenture Trustee on or before the redemption date. Failure to have so deposited such amount (or directed such payment) shall not constitute an Event of Default but shall be deemed to be a rescis-sion of the call for redemption. (Section 1204).

            After notice of redemption is given and the Company hav-ing on or before the redemption date deposited with the Debenture Trustee (and/or having irrevocably directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Junior Subordinated Debentures) an amount in cash sufficient to redeem all of the Junior Subordinated Debentures to be redeemed, the Junior Subordinated Debentures so to be redeemed will, on the redemption date, become due and payable and from and after such date, such Junior Subordinated Debentures will cease to bear interest. (Section 1206).

            The Junior Subordinated Debentures will be subject to optional redemption in whole, but not in part, upon the termina-tion and liquidation of the Issuer holding such series of Junior Subordinated Debentures pursuant to an order for the dissolution, termination or liquidation of such Issuer entered by a court of competent jurisdiction. For so long as the Issuer is the holder of all Junior Subordinated Debentures, the proceeds of any redemp-tion described in this section shall be used by such Issuer to redeem its Preferred Securities and the Common Securities in accordance with their terms.

            The Company shall not redeem the Junior Subordinated
Debentures in part unless all accrued and unpaid interest (includ-ing any Additional Interest) has been paid in full on all Junior

Subordinated Debentures outstanding for all interest periods on or prior to the redemption date.

Distributions of Debentures

            Under certain circumstances involving the termination of the Issuer, Junior Subordinated Debentures held by such Issuer may be distributed to the holders of the Preferred Securities in liquidation of the Issuer, after satisfaction of all liabilities to creditors of the Issuer as provided by applicable law. If dis-tributed to holders of Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities, and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Deben-tures, if distributed, would be substantially identical to those in effect for the Preferred Securities. Neither the Company, the Debenture Trustee, any Paying Agent nor any other agent of the Company or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of persons holding Junior Subordinated Debentures in the form of a global security for the Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such holders.

            A global security shall be exchangeable for Junior Sub-ordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so regis-tered to act as such depositary, (ii) the Company in its sole dis-cretion determines that such global security shall be so exchange-able, or (iii) there shall have occurred and be continuing an Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instruc-tions will be based upon directions received by DTC from its Par-ticipants with respect to the ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

            Payments on Junior Subordinated Debentures represented by a global security will be made to DTC, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordi-nated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corpo-rate office of the Debenture Trustee in Wilmington, Delaware, or at the offices of any paying or transfer agent appointed by the Company, provided that payment of interest may be made, at the option of the Company, by check mailed to the address of the per-sons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day pre-ceding the end of each quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, trans-fers, voting rights and other matters, see "Description of Pre-ferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company."

            If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on such stock exchanges, if any, as the Preferred Securities are then listed.

Interest

            The Junior Subordinated Debentures shall bear interest at the rate per annum set forth in the applicable Supplemental Indenture and from the date specified therein. Such interest shall be payable in arrears on the dates of each year specified in the Supplemental Indenture (each, an "Interest Payment Date"), subject to certain exceptions, to the person in whose name such Junior Subordinated Debentures are registered, at the close of business on the Business Day next preceding such Interest Payment Date. (Section 307 of the Indenture and Section 101 of the Sup-plemental Indenture). It is anticipated that the Junior Subordi-nated Debentures issued with respect to an issue of Preferred Securities will be held in the name of the Property Trustee in trust for the benefit of the holders of the Issuer Securities.

            The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly period, shall be computed on the basis of the actual number of days elapsed in such period. (Section 310). In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a

Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeed-ing calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. (Section 101 of the Supplemental Indenture).

            Interest which is accrued and unpaid after the Interest Payment Date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at the rate specified for the Junior Subordinated Debentures. The term "Interest" as used herein shall include interest payments, interest on interest pay-ments in arrears and Additional Interest, as applicable.

The Company's Option to Extend Interest Payment Periods

            The Company shall have the right, at any time and from time to time while the Junior Subordinated Debentures are out-standing, so long as an Event of Default has not occurred or is continuing, to extend the interest payment period on such Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters (the "Extension Period") during which period interest will compound quarterly. At the end of any such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for such Junior Subordinated Debentures to the extent permitted by appli-cable law). During any such Extension Period, the Company may not declare or pay any dividends or distributions (other than divi-dends or distributions payable in capital stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee pay-ment with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiar-ies to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Sub-ordinated Debentures upon the stated maturity of such Junior Sub-ordinated Debentures); provided that the Company may redeem, pur-chase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, make any guarantee payment with respect to the foregoing or repur-chase, or cause any of its subsidiaries to repurchase, any secu-rity of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities (or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repur-chased. This covenant requires that an interest payment period on the Junior Subordinated Debentures may be extended only if the interest payment periods on all other series of Junior Subordi-nated Debentures that may be outstanding at the time are likewise extended. Prior to the termination of any Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity date or redemption date of such Jun-ior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Com-pany may select a new Extension Period, subject to the foregoing requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. So long as the Prop-erty Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company must give the Property Trustee, the Admin-istrative Trustees and the Debenture Trustee notice of its selec-tion of such Extension Period at least one Business Day prior to the earlier of (i) the date that the distribution on the Preferred Securities is payable or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date for the payment of such distribution or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee will be required to give prompt notice of the Company's selection of such Extension Period to the holders of the Preferred Securities and the Administrative Trustees. (Sec-tion 101 of the Supplemental Indenture).

Right of Set-Off

            Notwithstanding anything to the contrary in the Inden-ture, the Company shall have the right to set-off any payment it is otherwise required to make thereunder to the extent the Company has theretofore made, or is concurrently on the date of such pay-ment making, a payment under the Guarantee. (Section 311).

Additional Interest

            If at any time the Issuer shall be required to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof, the Company will pay as interest to such Issuer, as the holder of the corresponding Junior Subordinated Debentures, an amount of additional interest ("Addi-tional Interest Attributable to Deferral") equal to interest on distributions in arrears. Accordingly, in such circumstances the Company will, to the fullest extent permitted by applicable law, pay interest upon interest in order to provide for quarterly com-
pounding on such Junior Subordinated Debentures.   In addition, if
the Issuer is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in each case, the Company will also pay such amounts as shall be required so that the net amounts received and retained by such Issuer after paying such taxes, duties, assessments or gov-ernmental charges will be not less than the amounts such Issuer would have received had no such taxes, duties, assessments or gov-ernmental charges been imposed ("Additional Interest Attributable to Taxes," and, together with Additional Interest Attributable to Deferral, "Additional Interest"). (Section 101 of the Indenture and Section 101 of the Supplemental Indenture).

Subordination

            The Junior Subordinated Debentures will be subordinate and junior in right of payment to the prior payment, in full in cash or cash equivalents, of all Senior Indebtedness (as defined below). (Sections 101 and 1101). In the event of (a) any insol-vency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or
(b) any liquidation, dissolution or other winding-up of the Com-pany, whether voluntary or involuntary and whether or not involv-ing insolvency or bankruptcy, or (c) any assignment for the bene-fit of creditors or any other marshalling of assets and liabili-ties of the Company (except a distribution in connection with a consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following conveyance, transfer or lease of its properties and assets substantially as an entirety to another corporation upon the terms and conditions described below under "--Consolida-tion, Merger and Sale"), the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equiv-alents of all amounts due or to become due thereon, before the holders of Junior Subordinated Debentures are entitled to receive any payment on account of the principal of or interest on the Jun-ior Subordinated Debentures; and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Junior Subordinated Debentures or the Debenture Trustee would be entitled but for the provisions of the Indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of the Junior Subordinated Deben-tures shall have received payment or distribution of assets of the Company of any kind or character (excluding certain permitted sub-ordinated securities) before all Senior Indebtedness is paid in full or payment thereof provided for, then such payment or distri-bution will be paid over or delivered to the trustee in bank-ruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of the assets of the Company for application to the payment of all Senior Indebted-ness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents. (Section 1102).

            The Company is prohibited from making payments on account of the principal of or interest on the Junior Subordinated Debentures or on account of the purchase or redemption or other acquisition of the Junior Subordinated Debentures if there shall have occurred and be continuing: (a) a default in any payment with respect to any Senior Indebtedness or (b) any other event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. (Section 1103). In the event that the Company makes any payment to the Debenture Trustee or any holder of Junior Subordinated Debentures, which payment is prohibited by the foregoing, then such payment is required to be paid over to the representative of the holders of the Senior Indebtedness then outstanding to the extent necessary to pay in full, in cash or cash equivalents, all Senior Indebtedness. (Sec-tion 1103).

            Subject to the payment in full of all Senior Indebted-ness, the holders of the Junior Subordinated Debentures shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of assets of the Company appli-cable to the Senior Indebtedness until the Junior Subordinated Debentures are paid in full. (Section 1105).

            If the Company fails to make any payment on the Junior Subordinated Debentures when due or within any applicable grace period, such failure will constitute an Event of Default under the Indenture. See "--Events of Default."

            As of May 31, 1996, the Senior Indebtedness of the Com-pany was approximately $771 million.

            The term "Senior Indebtedness" shall mean the principal of, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of any Supplemental Indenture or thereafter incurred, created or assumed:

            (a) all indebtedness of the Company on a consolidated basis (other than any obligations to trade creditors) evi-denced by notes, debentures, bonds or other securities sold by the Company for money borrowed and capitalized lease obligations;

            (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company;

            (c) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable);

            (d) certain obligations of the Company for the reim-bursement of any obligor on any letter of credit, banker's acceptance, security purchase facility, surety bond or simi-lar credit transaction entered into in the ordinary course of business of the Company; and

            (e) all renewals, extensions or refundings of indebted-ness of the kinds described in any of the preceding clauses
      (a) through (d);

unless, in the case of any particular indebtedness, capitalized lease obligation, guarantee, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, capitalized lease obligation, guarantee, renewal, extension or refunding is made pari passu with or subordinate to the Junior Subordinated Debentures. (Section 101).

            Notwithstanding the foregoing, the Junior Subordinated Debentures will rank pari passu with each other series of Junior
Subordinated Debentures that may be issued under the Indenture.

            The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued.

Certain Covenants

            The Junior Subordinated Debentures will not be secured by any properties or assets and will represent unsecured debt of the Company.

            Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Junior Subordi-nated Debentures do not afford holders of the Junior Subordinated Debentures special protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

            In the Indenture, the Company covenants that it will not declare or pay any dividends or distributions (other than divi-dends or distributions payable in common stock of the Company or other securities ranking junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures, or make any guarantee pay-ments with respect to the foregoing (other than pro rata payments under the Guarantee) or repurchase, or cause any of its subsidiar-ies to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures (except for payments made on any series of Junior Sub-ordinated Debentures upon the stated maturity of such Junior Sub-ordinated Debentures) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that
(a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default with respect to such Junior Subor-dinated Debentures and (b) which the Company shall not have taken reasonable steps to cure, (ii) the Company shall have given notice of its selection of an Extension Period as provided in the Inden-ture, and such Extension Period, or any extension thereof, shall have commenced and be continuing, or (iii) the Company shall be in default with respect to its payment of any obligations under the Guarantee. Notwithstanding the foregoing, the Company may redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock or any security ranking pari passu with or junior in right of payment to the Junior Subordinated Deben-tures, make any guarantee payment with respect to the foregoing or repurchase, or cause any of its subsidiaries to repurchase, any security of the Company ranking pari passu with or junior in right of payment to the Junior Subordinated Debentures with securities
(or the proceeds from the issuance of securities) having no higher ranking than the capital stock or the other securities which are to be redeemed, purchased, acquired, with respect to which a liquidation payment is to be made, to which a guarantee payment is to be made with respect to the foregoing or which are to be repur-chased. (Section 1005).

            The Company also covenants (i) not to transfer ownership of Common Securities of the Issuer to which Junior Subordinated Debentures have been issued to any person other than an affiliate of the Company as permitted under the Indenture; provided that no such transfer will result in (x) such Issuer being considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, or (y) the Issuer not being taxed as a grantor trust for United States Federal income tax purposes, (ii) not to voluntarily dissolve, wind up or termi-nate the Issuer, except in connection with the distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities of such Issuer in liquidation of such Issuer or in con-nection with certain mergers, consolidations or amalgamations per-mitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Issuer to remain a grantor trust and otherwise not to be classified as an association taxable as a cor-poration for United States Federal income tax purposes. (Section
1005).

Events of Default

            The Indenture will provide that any one or more of the following described events with respect to Junior Subordinated
Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated
Debentures:

            (a) failure for 30 days to pay any interest on the Jun-ior Subordinated Debentures, including any Additional Inter-est in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period);

            (b) failure to pay any principal on the Junior Subordi-nated Debentures when due whether at maturity, upon redemp-tion, by declaration of acceleration or otherwise; except that, in the case of an optional redemption, the failure to redeem any Junior Subordinated Debenture which is the result of the Company's failure to deposit on or before the redemp-tion date with the Debenture Trustee (and/or having irrevoca-bly directed the Debenture Trustee to apply, from money held by it available to be used for the redemption of Junior Sub-ordinated Debentures) an amount in cash sufficient to redeem all of the Junior Subordinated Debentures to be redeemed, shall not be an Event of Default, but shall be deemed a rescission of the call for redemption;

            (c) failure to observe or perform in any material respect any other covenant relating to such series of Junior Subordinated Debentures contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

            (d) certain events in bankruptcy, insolvency or reor-ganization of the Company. (Section 501).

            If an Event of Default has occurred and is continuing, the holders of a majority in outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. (Section 512). The Debenture Trustee or the holders of not less than 25% in aggregate outstand-ing principal amount of the Junior Subordinated Debentures may declare the principal and interest due and payable immediately upon an Event of Default. In addition, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities shall have such right. The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee. (Section 502).

            The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trus-
tee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the con-sent of the holder of each outstanding Junior Subordinated Deben-ture. (Section 513). The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture. (Section 1004).

            Unless otherwise provided in a Prospectus Supplement, a voluntary or involuntary dissolution of the Issuer prior to the redemption or maturity of the Junior Subordinated Debentures held by such Issuer will not constitute an Event of Default with respect to such Junior Subordinated Debentures. If the Issuer is dissolved, an event the possibility of which the Company and the

Issuer consider to be remote, any of the following, among other things, could occur: (i) a distribution of the Junior Subordi-nated Debentures held by such Issuer to the holders of the Pre-ferred Securities, (ii) a cash distribution to the holders of such Preferred Securities out of the sale of assets of such Issuer, after satisfaction of all liabilities to creditors, or (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a like amount of such Preferred Securities, at the option of the Company under the circumstances described under "--Optional Redemption" or (iv) the rollover of Trust Property (as defined in the Trust Agreement) into another entity with similar characteristics.

Form, Exchange and Transfer

            The Junior Subordinated Debentures, if issued in certif-icated form, will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 302).

            Subject to the terms of the Indenture, Junior Subordi-nated Debentures may be presented for registration of transfer or exchange (duly endorsed or accompanied by satisfactory instruments of transfer) at the office of the securities registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Junior Subordinated Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Such transfer or exchange will be effected upon the securities registrar or such transfer agent, as the case may be, being satis-fied with the documents of transfer, title and identity of the person making the request. The Company has appointed the Deben-ture Trustee as the initial securities registrar. (Section 305). The Company may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.
(Section 1002).

            If the Junior Subordinated Debentures are to be redeemed in part, the Company will not be required to issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of mailing of the notice of redemption for such Junior Subor-dinated Debentures that may be selected for redemption and ending at the close of business on the day of such mailing.
(Section 305).

Payment and Paying Agents

            Payment of interest on a Junior Subordinated Debenture on any interest payment date will be made to the person in whose name such Junior Subordinated Debenture (or one or more predeces-sor Junior Subordinated Debentures) is registered at the close of business on the regular record date for such interest.
(Section 307).

            Principal of and any interest on the Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the securities register or by wire transfer. The corporate trust office of the Debenture Trustee in the City of Wilmington, Delaware is desig-nated as the Company's initial sole Paying Agent for payments with respect to the Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the desig-nation of any Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 1002).

Supplemental Indentures, Modification of the Indenture

            From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the quali-fication of, the Indenture under the Trust Indenture Act, or mak-ing any other change that does not adversely affect the rights of any holder of Junior Subordinated Debentures. (Section 901). The Indenture will contain provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of such Junior Subordinated Debentures; pro-vided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the fixed maturity of the Junior Subordinated Debentures, reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon (otherwise than as permitted under the Indenture), (ii) reduce the percentage of the principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture or (iii) modify certain provisions of the Inden-ture relating to the waiver of past defaults or compliance by the Company with certain covenants set forth therein. The Indenture also requires the consent of the holders of the affected Preferred Securities, if any, in respect of certain amendments to or termi-nation of the Indenture and in respect to compliance by the Com-pany with certain covenants in the Indenture. (Section 902). In addition, the Company and the Debenture Trustee may execute, with-out the consent of any holders of Junior Subordinated Debentures, Supplemental Indentures for the purpose of creating new series of Junior Subordinated Debentures. (Section 901).

Consolidation, Merger and Sale

            The Company may not consolidate with, merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person (a "Successor Person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) the Successor Person (if any) is a corporation, part-nership, trust or other entity organized and validly existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Junior Subordinated Debentures, the Indenture, the Guarantee and the Expense Agreement;
(ii) immediately after giving effect to the transaction and treat-ing any indebtedness which becomes an obligation of the Company or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing;
(iii) such transaction does not give rise to any breach or viola-tion of the Trust Agreement or the Guarantee; and (iv) the Company has delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel as to certain matters. (Section 801).

Satisfaction and Discharge

            Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except, in each case, for certain obliga-tions to register the transfer or exchange of such Junior Subordi-nated Debentures, replace stolen, lost or mutilated Junior Subor-dinated Debentures and hold moneys or U.S. Government Obligations (as defined in the Indenture) for payment in trust) if the Company deposits with the Debenture Trustee, in trust, moneys or U.S. Government Obligations in an amount sufficient to pay all the principal of, and interest on, such Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. (Section 401).

Governing Law

            The Indenture, any Supplemental Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.
(Section 112).

Miscellaneous

            The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company, provided that, in the event of any such assignment, the Company will remain lia-ble for such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.
(Section 109).


                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

            As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Issuer Secu-rities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will correspond to the distribution rate and distribution and other payment dates on the Preferred Securities; (iii) the Expense Agreement entered into by the Company pursuant to the Trust Agreement provide that the Com-pany shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any, costs, expenses or liabili-ties of such Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which such Issuer may become subject, except for United States withholding taxes and such Issuer's payment obliga-tions to holders of the Preferred Securities under such Preferred Securities; and (iv) the Trust Agreement further provides that the Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of the Issuer. The Company's obligations under the Guarantee, the Trust Agreement, the Expense Agreement, the Junior Subordinated Debentures and the Indenture constitute, in the aggregate, a full and unconditional guarantee with respect to the Preferred Securities.

            Payments of distributions and other amounts due on Pre-ferred Securities (to the extent the Issuer has funds sufficient for the payment of such distributions) are guaranteed by the Com-pany as and to the extent set forth under "Description of Guaran-tee." If and to the extent that the Company does not make pay-ments on the Junior Subordinated Debentures, the Issuer will not pay distributions or other amounts due on the Preferred
Securities.

            A holder of a Preferred Security to which such Guarantee applies may institute a legal proceeding directly against the Com-pany to enforce such holder's rights under such Guarantee without first instituting a legal proceeding against the Issuer of such Preferred Security or any other person or entity. In addition, if the Company defaults on its obligations under the Indenture, the holders of at least 25% in the aggregate Liquidation Amount of the Preferred Securities then outstanding shall have the right to enforce the rights of the Issuer under the Junior Subordinated Debentures.

            The Preferred Securities will evidence the rights of the holders thereof to the benefits of the Issuer, a trust that exists for the sole purpose of issuing its Issuer Securities and invest-ing the proceeds of its Preferred Securities in the corresponding Junior Subordinated Debentures of the Company, while the Junior Subordinated Debentures represents indebtedness of the Company. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will accrue, and (sub-ject to the permissible extensions of the interest payment period) is entitled to receive, interest on the principal amount of Junior Subordinated Debentures held, while a holder of Preferred Securi-ties is only entitled to receive distributions if and to the extent the Issuer has funds sufficient for the payment of such distributions.

            Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer involving the distribution of Junior Subordinated Debentures, the holders of Preferred Secu-rities will be entitled to receive, out of assets legally avail-able for distribution to such holders, the Final Distribution or a Liquidation Distribution; provided, however, that if an Event of Default under the Trust Agreement shall have occurred and be con-tinuing, the holders of the Common Securities shall be entitled to receive, out of assets legally available for distribution to such holders, distributions only after the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer, as a holder of Junior Subordinated Debentures, would be a subordi-nated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive any payments or distributions. Since the Company has agreed to pay for all costs, expenses and liabilities of the Issuer (other than United States withholding taxes and other than the Issuer's obligations to the holders of Preferred Securities under the Preferred Securities, which obligations are indepen-dently covered by the Guarantee), the positions of a holder of Preferred Securities and a holder of Junior Subordinated Deben-tures relative to other creditors and to stockholders of the Com-pany in the event of a liquidation or bankruptcy of the Company would be substantially the same.

            A default or event of default under any Senior Indebted-ness will not constitute a default or Event of Default under the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the sub-ordination provisions of the Junior Subordinated Debentures pro-vide that no payments may be made in respect of the Junior Subor-dinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived.

            Failure to make required payments on the Junior Subordi-nated Debentures would constitute an Event of Default under the Indenture.


                             PLAN OF DISTRIBUTION

            The Preferred Securities may be sold in a public offer-ing to or through underwriters or dealers designated from time to time. The Issuer may sell its Preferred Securities as soon as practicable after the effectiveness of the Registration Statement of which this Prospectus is a part. The names of any underwriters or dealers involved in the sale of the Preferred Securities in respect of which this Prospectus is delivered, the number of Pre-ferred Securities to be purchased by any such underwriters or dealers and the applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

            Underwriters may offer and sell Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters will be deemed to have received compensation from the Company and the Issuer in the form of underwriting discounts or commissions.

Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of dis-counts, concessions or commissions from the underwriters.

            Any underwriting compensation paid by the Company to underwriters in connection with the offering of the Preferred Securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters and dealers participating in the distribution of Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them, and any profit realized by them on resale of such Preferred Securities, may be deemed to constitute underwrit-ing discounts and commissions under the Securities Act. Under-writers and dealers may be entitled, pursuant to their agreement with the Company and the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabili-ties under the Securities Act, and to reimbursement by the Company for certain expenses.

            In connection with the offering of the Preferred Securi-ties, the Issuer thereof may grant to the underwriters an option to purchase additional Preferred Securities to cover over-allot-ments, if any, at the initial public offering price (with an addi-tional underwriting commission), as set forth in the applicable Prospectus Supplement.

            Underwriters and dealers may engage in transactions with, or perform services for, the Company, the Issuer and any of their respective affiliates.

            The Issuer's Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom the Issuer's Preferred Securities are sold by such Issuer for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. Such Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of meaningful trading markets for any Preferred Securities.


                                LEGAL OPINIONS

            Certain legal matters in connection with the Preferred Securities are being passed upon for the Company and the Issuer by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., Amarillo, Texas, and Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, and for the Issuer by Richards, Layton & Finger, special Delaware counsel to the Com-pany and the Issuers. Cahill Gordon & Reindel and Richards, Layton & Finger are not passing upon the incorporation of the Com-pany and are relying upon the opinions of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. as to matters of New Mexico and Texas law; Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma as to matters of Oklahoma law; and Foulston & Siefkin, Topeka, Kansas as to matters of Kansas law. Gary W. Wolf, a partner in the law firm of Cahill Gordon & Reindel, is a director of the Company.


                                    EXPERTS

            The consolidated financial statements of Southwestern Public Service Company and subsidiaries as of August 31, 1995 and 1994 and for the years then ended included in the Company's 1995 Form 10-K, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), indepen-dent certified public accountants, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

            With respect to any unaudited interim financial informa-tion included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche applies limited procedures in accordance with professional stan-dards for reviews of such information. As stated in any of its reports that are included in the Company's quarterly reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of Deloitte & Touche's reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche is not subject to the lia-bility provisions of Section 11 of the Securities Act for any of its reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Regis-tration Statement filed under the Securities Act with respect to the Preferred Securities or the Junior Subordinated Debentures prepared or certified by an accountant within the meaning of Sec-tions 7 and 11 of the Securities Act.

            The consolidated financial statements of Southwestern Public Service Company and subsidiaries for the year ended
August 31, 1993 included in the Company's 1995 Form 10-K, which is incorporated herein by reference, are incorporated herein in reli-ance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the 1995 Form 10-K, and upon the authority of that firm as experts in accounting and auditing.

            To the extent that a firm of certified public accoun-tants audits and reports on the financial statements of the Com-pany issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorpo-rated by reference herein in reliance upon their report and said authority.

            The statements and legal conclusions as to all matters of law in the Company's 1995 Form 10-K, the November Quarterly Report, the February Quarterly Report, the May Quarterly Report and this Prospectus (except as to matters of Kansas and Oklahoma law and United States Federal income tax matters in such docu-ments) have been reviewed by Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. Statements and legal conclusions as to matters of Oklahoma law in such documents have been reviewed by Rainey, Ross, Rice & Binns. Statements and legal conclusions as to matters of Kansas law in such documents have been reviewed by Foulston & Siefkin. Statements and legal conclusions in the accompanying Prospectus Supplement as to United States Federal income tax mat-ters have been reviewed by Cahill Gordon & Reindel. All such statements and legal conclusions are set forth in such documents and incorporated by reference herein or set forth herein in reli-ance upon said firms, respectively, as experts.

No dealer, salesman, or any other
person has been authorized to give                  4,000,000
any information or to make any                  PREFERRED SECURITIES
representations other than those
contained in this Prospectus, in-
cluding any prospectus supplement
in connection with the offer con-
tained in this Prospectus, and, if
given or made, such information or              SOUTHWESTERN PUBLIC
representations must not be relied               SERVICE CAPITAL I
upon as having been authorized by
the Company or any underwriter,                 (Liquidation Amount
dealer, or agent.  This Prospectus               $25 per Preferred
does not constitute an offer to                      Security)
sell or a solicitation of an offer
to buy any of these securities in                ___% Trust
any jurisdiction to any person to             Preferred Securities,
whom it is unlawful to make such                    Series A
offer or solicitation in such juris-
diction.  Neither the delivery of                    Fully and
this Prospectus nor any sale made                 Unconditionally
hereunder shall, under any circum-                 Guaranteed by
stances, create any implication
that there has been no change in                  SOUTHWESTERN PUBLIC
the affairs of the Company since                    SERVICE COMPANY
the date hereof.

            _______________

          TABLE OF CONTENTS

       Prospectus Supplement
                                      Page

Prospectus Summary..................   S-6

Southwestern Public Service
 Capital I..........................   S-7
Recent Developments.................   S-8
Use of Proceeds.....................   S-9
Certain Terms of the
  Preferred Securities .............   S-10
Certain Terms of the
  Guarantee ........................   S-15
Certain Terms of the Junior
  Subordinated Debentures ..........   S-16
United States Taxation .............   S-19
Underwriting .......................   S-23

       Prospectus

Available Information...............    3

Incorporation of Certain
  Documents by Reference............    3
The Company.........................    4
The Issuer..........................    5

Risk Factors........................    6
Recent Developments.................   11
Use of Proceeds.....................   12
Earnings Ratios.....................   12
Description of Preferred
  Securities........................   13
Description of Guarantee............   31
Description of Junior
  Subordinated Debentures...........   34
Relationship Among the Preferred
  Securities, the Junior
  Subordinated Debentures
  and the Guarantee.................   50
Plan of Distribution................   52
Legal Opinions......................   53      Dated          , 1996
Experts.............................   54

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

            Set forth below is an estimate (except for the Secu-rities and Exchange Commission registration fee) of the fees and expenses payable by the Company in connection with the dis-tribution of the Preferred Securities.

      Securities and Exchange Commission
        Registration Fee ..............................  $ 34,482.76
      Listing Fee ......................................    50,000.00
      Counsel Fees and Expenses ........................   220,000.00
      Services of Independent Accountants ..............    40,000.00
      Trustee's Fees and Expenses ......................    25,000.00
      Printing Expenses, including Engraving ...........   150,000.00
      Rating Agency Fees................................   100,000.00
      Blue Sky Fees and Expenses .......................    10,000.00
      Miscellaneous Expenses ...........................   _10,517.24

                  Total ................................  $640,000.00


Item 15.  Idemnification of Directors and Officers.

            Section 53-11-4.1 of the New Mexico Business Corpora-tion Act (the "NMBCA") empowers a corporation to indemnify any officer or director against judgments, penalties, fines, set-tlements, and reasonable expenses actually incurred by the per-son in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, adminis-trative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. This section empowers a corpo-ration to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer or director against any liability asserted against the person in such capacity whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

            The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

            Article Sixth of the Restated Articles of Incorpora-tion of the Company provides that a director of the Company shall not be personally liable to the Company or to the share-holders for monetary damages for a breach of fiduciary duty as a director unless such director has breached or failed to per-form the duties of his or her office in accordance with the NMBCA, and the breach or failure to perform constitutes negli-gence, willful misconduct, or recklessness.

            Article IV of the Bylaws of the Company requires the Company, to the fullest extent permitted by the NMBCA, to pay or reimburse expenses, liabilities, and losses incurred by an officer or director involved in any action, suit, or proceed-ing, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was serving as an officer or director of the Company.

            The Bylaws also require the Company to pay or reim-burse all covered expenses to an officer or director promptly upon receipt of a written claim and, where the claimant seeks an advancement of expenses, an undertaking by or on behalf of the person to repay such amounts if it should ultimately be determined by a court of final jurisdiction that such person is not entitled to indemnification.

            The Company has entered into indemnity agreements with each officer and director of the Company. These contracts provide for the advancement of expenses (including attorneys' fees) incurred or to be incurred by an officer or director in connection with a proceeding. The contracts also provide for indemnification of such persons against expenses, liabilities, and losses.

            Pursuant to each director's indemnity agreement, the Company keeps in effect a letter of credit in the face amount of $5,000,000 obtained from a commercial bank for the benefit of all directors who are a party to an indemnity agreement. A director who has incurred or may incur expenses in connection with a proceeding prior to the final disposition of such a pro-ceeding for any reason may request an independent trustee to draw upon the letter of credit for the payment or advancement of such expenses. Upon such request, the trustee will draw upon the letter of credit and deliver such funds to such director.

            The Company is insured up to $25,000,000 against loss in excess of $200,000 because of any claim made against the Company or its officers or directors and alleged to have been caused by any negligent act, error, omission, or breach of duty by its officers or directors. The insurance is subject to cer-tain exclusions.

Item 16.  Exhibits.

            Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 17.  Undertakings.

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Sec-tion 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Regis-tration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any devia-tion from the low or high end of the estimated maxi-mum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effec-tive registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any mate-rial change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any lia-bility under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration State-ment relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Sec-tion 13(a) or Section 15(d) of the 1934 Act that is incorpo-rated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the secu-rities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offic-ers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securi-ties and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, there-fore, unenforceable. In the event that a claim for indemnifi-cation against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by control-ling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pub-lic policy as expressed in the Securities Act and will be gov-erned by the final adjudication of such issue.

                                SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, as amended, Southwestern Public Service Company, the Reg-istrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, there-under duly authorized, in the City of Amarillo, and the State of Texas, on the 22nd day of August, 1996.

                                    SOUTHWESTERN PUBLIC SERVICE COMPANY
                                               (Registrant)


                                    By:              *
                                          ---------------------------
                                          Bill D. Helton
                                          Chairman of the Board and
                                            Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration
Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                Title                 Date

Principal Executive and            Chairman of the       August 22, 1996
  Financial Officer and            Board and Chief
  Director:                        Executive Officer


             *
- ---------------------------
 Bill D. Helton


Principal Accounting Officer:      Executive Vice        August 22, 1996
                                   President,
                                   Accounting and
                                   Corporate
                                   Development



 /s/ Doyle R. Bunch II
- ------------------------------
 Doyle R. Bunch II

Directors:

Gene H. Bishop*                  )
C. Coney Burgess*                )
J. C. Chambers*                  )
Danny H. Conklin*                )
Giles M. Forbess*                ) Directors             August 22, 1996
R. R. Hemminghaus*               )
Don Maddox*                      )
J. Howard Mock*                  )
Shirley Bird Perry*              )
David M. Wilks*                  )
Gary W. Wolf*                    )



*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.



By:   /s/ Doyle R. Bunch II
         Doyle R. Bunch II
         Attorney-in-Fact

            Pursuant to the requirements of the Securities Act of 1933, as amended, Southwestern Public Service Capital I, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Amarillo, and the State of Texas, on the 22nd day of August, 1996.


                                    SOUTHWESTERN PUBLIC SERVICE
                                    CAPITAL I
                                          (Registrant)


                                    By:  /s/David M. Wilks
                                          David M. Wilks,
                                            President and Chief
                                            Operating Officer of
                                            Southwestern Public
                                            Service Company,
                                           as Depositor

                             INDEX TO EXHIBITS

Exhibit
Number                             Exhibit
- --------                           -------


*  1(a)   -  Form of Underwriting Agreement relating to the
              Preferred Securities.
*  4(a)   -  Form of Indenture.
*  4(b)   -  Form of Supplemental Indenture.
   4(c)   -  Form of Debenture (included in Exhibit 4(b)).
   4(d)   -  Form of Preferred Security (included as
              Exhibit G to Exhibit 4(h)).
*  4(e)   -  Form of Guarantee Agreement.
*  4(f)   -  Certificate of Trust for Southwestern Public
              Service Capital I.
*  4(g)   -  Trust Agreement for Southwestern Public Service
              Capital I.
*  4(h)   -  Form of Amended and Restated Trust Agreement.
*  5(a)   -  Opinion of Hinckle, Cox, Eaton, Coffield &
              Hensley, L.L.P. relating to the legality of the
              Debentures and the Guarantee.
*  5(b)   -  Opinion of Richards, Layton & Finger, special
              Delaware counsel, relating to the legality of
              the Preferred Securities of Southwestern Public
              Service Capital I.
*  8      -  Opinion of Cahill Gordon & Reindel, as to tax
              matters.
  10      -  Form of Expense Agreement (included as
              Exhibit F in Exhibit 4(h)).
  12      -  Statements re Computation of Ratios of Earnings
              to Fixed Charges (incorporated by reference to
              exhibit 12 Form 10-K for 1995 and exhibit 12
              Form 10-Q for quarter ended May 31, 1996).
* 15      -  Letter re Unaudited Interim Financial
              Information.
* 23(a)   -  Consent of Hinkle, Cox, Eaton, Coffield &
              Hensley, L.L.P. (included in Exhibit 5(a)).
* 23(b)   -  Consent of Richards, Layton & Finger (included
              in Exhibit 5(b)).
* 23(c)   -  Consent of Cahill Gordon & Reindel (included in
              Exhibit 8).
* 23(d)  -    Consent of Foulston & Siefkin.
* 23(e)  -    Consent of Rainey, Ross, Rice & Binns.
* 23(f)   -  Consent of Deloitte & Touche LLP, independent
              certified public accountants.
* 23(g)   -  Consent of KPMG Peat Marwick LLP, independent
              certified public accountants.
* 24      -  Powers of Attorney.

Exhibit
Number                             Exhibit
- -------                            -------


* 25(a)   -  Statement of Eligibility under the Trust Inden-
              ture Act of 1939 (on Form T-1) of Debenture
              Trustee.
* 25(b)   -  Statement of Eligibility under the Trust Inden-
              ture Act of 1939 (on Form T-1) of Property
              Trustee.
* 25(c)   -  Statement of Eligibility under the Trust Inden-
              ture Act of 1939 (on Form T-1) of Guarantee
              Trustee.


____________________

*     Previously filed.

































                                    -2-